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Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

AMONG

APPRIVA MEDICAL, INC.

MICROVENA CORPORATION

AND

APPRIVA ACQUISITION CORP.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
ARTICLE II	THE MERGER	12
2.1	The Merger	12
2.2	Effective Time of the Merger	12
ARTICLE III	THE SURVIVING CORPORATION	12
3.1	Articles of Incorporation	12
3.2	Bylaws	12
3.3	Board of Directors: Officers	12
3.4	Effects of Merger	12
ARTICLE IV	EFFECT OF THE MERGER ON THE CAPITAL STOCK; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES	13
4.1	Effect on Capital Stock; Merger Consideration	13
4.2	Stock Options and Warrants	14
4.3	Contingent Merger Consideration	15
4.4	Determination of the Cash Shortfall	18
4.5	Exchange Agent	18
4.6	Escrow	21
4.7	Dissenting Shares	22
4.8	Parent Option	22
4.9	Additional Actions	22
4.10	Closing	23
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	23
5.1	Corporate Organization	23
5.2	Qualification to Do Business	23
5.3	Authorization and Validity of Agreement	23
5.4	No Conflict or Violation	24
5.5	Consents and Approvals	24
5.6	Capital Stock and Related Matters	24
5.7	Subsidiaries and Equity Investments	25
5.8	Financial Statements	25
5.9	Absence of Certain Changes or Events	25
5.10	Tax Matters	27
5.11	Absence of Undisclosed Liabilities	28
5.12	Owned Real Property	28
5.13	Leases	28
5.14	Assets of the Company	30
5.15	Intellectual Property; Intangible Assets	30
5.16	Licenses and Permits	31
5.17	Compliance with Law	32

i

5.18	Litigation	32
5.19	Contracts	33
5.20	Employee Benefit Plans	34
5.21	Customers and Suppliers	38
5.22	Insurance	38
5.23	Transactions with Directors, Officers and Affiliates	38
5.24	Change in Ownership	39
5.25	Labor Matters	39
5.26	Environmental Matters	39
5.27	Brokerage	40
5.28	Illegal or Unauthorized Payments; Political Contributions	40
5.29	Bank Accounts	41
5.30	Voting Agreement	41
5.31	Hart-Scott-Rodino Matters	41
5.32	Representations Complete	41
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF PARENT	42
6.1	Corporate Organization	42
6.2	Authorization and Validity of Agreement	42
6.3	No Conflict or Violation	42
6.4	Consents and Approvals	42
6.5	Capital Stock and Related Matters	42
6.6	Subsidiaries and Equity Investments	43
6.7	Financing	43
ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF MERGER SUB	43
7.1	Corporate Organization	43
7.2	Authorization and Validity of Agreement	43
7.3	No Conflict or Violation	44
7.4	Consents and Approvals	44
7.5	Capitalization of Merger Sub	44
ARTICLE VIII	COVENANTS OF THE COMPANY	44
8.1	Conduct of Business Before the Closing Date	44
8.2	Consents and Approvals	47
8.3	Access to Properties and Records	47
8.4	No Negotiations	48
8.5	Benefit Plans	48
8.6	Clinical Data	49
8.7	Reasonable Best Efforts	49
8.8	Notice of Breach	49
ARTICLE IX	COVENANTS OF THE PARENT AND MERGER SUB	49
9.1	Conduct of Business Before the Closing Date	49
9.2	Reasonable Best Efforts	49
9.3	Indemnification	49
9.4	Directors' and Officers' Insurance	50

9.5	Employee Retention	50
9.6	Funding of the Surviving Corporation	50
ARTICLE X	ADDITIONAL COVENANTS OF THE PARTIES	50
10.1	Assistance in Consummation of the Merger	50
ARTICLE XI	MUTUAL CONDITIONS	50
11.1	No Injunction or Action	50
11.2	Governmental Approvals	51
ARTICLE XII	CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY	51
12.1	Representations and Warranties of the Parent and Merger Sub	51
12.2	Performance of the Obligations of the Parent and Merger Sub	51
12.3	Consents and Approvals	51
12.4	Other Closing Documents	51
12.5	Escrow Agreement	51
ARTICLE XIII	CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB	51
13.1	Representations and Warranties of the Company	52
13.2	Performance of the Obligations of the Company	52
13.3	Consents and Approvals	52
13.4	Company Shareholder Approval	52
13.5	No Company Material Adverse Change	52
13.6	Non-Competition and Non-Solicitation Agreements	52
13.7	Releases by Directors and Officers	52
13.8	Opinion of Counsel to the Company	52
13.9	Other Closing Documents	52
13.10	Appraisal Rights	52
13.11	Conversion of Company Preferred Stock	53
13.12	Cancellation of Company Warrants	53
13.13	Escrow Agreement	53
13.14	Intentionally Omitted	53
13.15	Termination of Benefit Plans	53
13.16	Termination of Shareholder Agreements	53
13.17	Termination of Option on Septal Closure Technology	53
13.18	Shareholders' Agent Agreement	53
13.19	Shareholder List	53
13.20	European Data Collection	54
ARTICLE XIV	TERMINATION	54
14.1	Conditions of Termination	54
14.2	Effect of Termination	55

ARTICLE XV	CLAIMS AGAINST THE CONTINGENT OBLIGATIONS OF PARENT; SHAREHOLDERS' AGENT	55
15.1	Survival	55
15.2	Claims	55
15.3	Procedures	57
15.4	Exclusive Remedies	58
15.5	Shareholders' Agent	58
15.6	Survival	58
ARTICLE XVI	MISCELLANEOUS	58
16.1	Successors and Assigns	58
16.2	Governing Law, Jurisdiction	59
16.3	Expenses	59
16.4	Broker's and Finder's Fees	59
16.5	Severability	59
16.6	Notices	59
16.7	Amendments; Waivers	61
16.8	Public Announcements	61
16.9	Entire Agreement	61
16.10	Parties in Interest	61
16.11	Scheduled Disclosures	61
16.12	Section and Paragraph Headings	61
16.13	Counterparts	61

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of July 15, 2002, by and among Microvena Corporation, a Minnesota corporation (the "Parent"), Appriva Acquisition Corp., a California corporation and a wholly owned subsidiary of the Parent ("Merger Sub"), and APPRIVA Medical, Inc., a California corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Parent and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company;

        WHEREAS, the Boards of Directors of the Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company being the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth herein;

        WHEREAS, immediately prior to consummation of the Merger, all of the outstanding shares of Series A Preferred Stock, no par value, of the Company (the "Company Preferred A Stock") and Series B Preferred Stock, no par value, of the Company (the "Company Preferred B Stock" and collectively with the Company Preferred A Stock, the "Company Preferred Stock"), shall be converted into shares Common Stock, no par value, of the Company (the "Company Common Stock" and, collectively with the Company Preferred Stock, the "Company Shares");

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

          "Acceptable Clinical Outcomes" means clinical outcomes from patients who are enrolled in accordance with a Company sponsored protocol and who have undergone the PLAATO procedure as part of their enrollment (unless such procedure was performed Substantially Off Protocol) resulting in an occurrence of combined Primary Efficacy Endpoints and Primary Safety Endpoints equal to or lower than the "combined safety and effectiveness outcomes percentages" as set forth on Table 1. All potential clinical events (including clinical events that may have been previously adjudicated by the current clinical events committee) may, at the Surviving Corporation's sole discretion, be adjudicated by the Adjudicating Committee. The Adjudicating Committee reviewing any particular potential event will be the same committee reviewing the event for purposes of FDA submissions. The Adjudicating Committee will adjudicate potential clinical events in the same manner and to the same criteria as will be applied to the reporting of these clinical events in future FDA submissions. All potential clinical events will be adjudicated no more than 30 days after the days on which 75 and 100 Patient Years are achieved;

          "Adjudicating Committee" shall mean a blinded, independent clinical events committee, data and safety monitoring board, or equivalent body chosen by the Surviving Company;

          "Adverse Event Report Form" shall mean a form completed by a clinical technician or other medical personnel for a patient who has undergone the PLAATO procedure on which any occurrences of adverse events are documented;

          "Affiliate" shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person;

          "Affiliated Organization"—See Section 5.20(a);

          "Aggregate Per Share Amount"—See Section 4, 1(a);

          "Agreement"—See Preamble hereto;

          "Applicable Rate" mean the interest rate of a money market account comprised entirely of government backed bonds which has received the highest rating of Standard & Poor's Corporation.

          "Business Days" shall mean a day other than a Saturday, Sunday or other day on which the New York Stock Exchange is not open for trading;

          "Cash Shortfall Amount" shall mean the amount that is equal to (A) the outstanding principal amount of the Convertible Promissory Note as of the Effective Time less (B) the Net Cash; provided, however that such amount can not be less than $0. By way of example, if the outstanding principal amount of the Convertible Promissory Note as of the Effective Time was $5,000,000 and the Net Cash was $3,000,000, the Cash Shortfall Amount would be $2,000,000. By way of further example, if the outstanding principal amount of the Convertible Promissory Note as of the Effective Time was $5,000,000 and the Net Cash was $7,000,000, the Cash Shortfall Amount would be $0.

          "Certificate of Merger"—See Section 2.2;

          "Certificates"—See Section 4.5(a);

          "CCC"—See Section 3.4;

          "Closing"—See Section 4.10;

          "Closing Date"—See Section 4.10;

          "Code" shall mean the Internal Revenue Code of 1986, as amended;

          "Company 401(k) Plan"—See Section 8.5(b);

          "Company"—See Preamble hereto;

          "Company Common Stock"—See Recitals hereto;

          "Company Disclosure Schedule" shall mean the disclosure schedule, dated the date hereof, provided by the Company to the Parent, setting forth the disclosures required pursuant to Article V of this Agreement;

          "Company Financial Statements"—See Section 5.8;

          "Company Intangible Assets" shall mean any intangible personal property rights other then the Company Intellectual Property, including, without limitation, all rights on the part of the Company to proceeds of any insurance policies and all claims on the part of the Company for recoupment, reimbursement and coverage under any insurance policies and all goodwill of the Company;

          "Company Intellectual Property" shall mean all of the Intellectual Property owned by, issued to or licensed to the Company; including, without limitation, those items listed in Schedule 5.15 of the Company Disclosure Schedule;

          "Company Leased Real Property"—See Section 5.13(a);

          "Company Leases"—See Section 5.13(a);

          "Company Licenses and Permits"—See Section 5.16;

          "Company Material Adverse Effect" shall mean any events, changes or effects which, individually or in the aggregate, would reasonably be expected to (i) have a material adverse effect on the business, assets, condition (financial or otherwise), prospects, liabilities or the results of operations of the Company, including without limitation any events, changes or effects that would reasonably be expected to prevent, materially delay or materially increase the cost of obtaining any approval of or certification by any Governmental Entity for any of the Company's products being developed, (ii) prevent or materially delay the consummation of the Merger or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or (iii) unless resulting from or relating to any act or omission of the Parent following the date hereof (other than an act or omission required or reasonably contemplated by this Agreement), have a material adverse effect on the ability of the Surviving Corporation or the Parent to conduct the business of the Company (as presently conducted or presently proposed to be conducted) following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or the Company's assets or business following the Effective Time substantially as contemplated by this Agreement; provided, however, that changes to economic conditions affecting markets generally (as opposed to the Company's industry specifically) shall not be considered to be a Company Material Adverse Effect;

          "Company Material Contracts"—See Section 5.19(a);

          "Company Organizational Documents" shall mean the Articles of Incorporation and the Bylaws of the Company, together with all amendments thereto to the date hereof;

          "Company Patient Files" means the case files provided to or prepared by the Company with respect to patients who have undergone the PLAATO procedure, which such case files include, without limitation, case report forms and procedural worksheets;

          "Company Preferred Stock"—See Recitals hereto;

          "Company Preferred A Stock"—See Recitals hereto;

          "Company Preferred B Stock"—See Recitals hereto;

          "Company Shareholder Approval" means (i) the affirmative vote of the holders of a sufficient number of Company Shares to approve and adopt this Agreement and approve the Merger on behalf of the Company's shareholders as required by the Company Organizational Documents and applicable law, (ii) the affirmative vote of the holders of a sufficient number of shares of Company Preferred A Stock to approve the conversion of all shares of the Company Preferred A Stock into shares of Company Common Stock immediately prior to the Effective Time and (iii) the affirmative vote of the holders of a sufficient number of shares of the Company Preferred B Stock to approve the conversion of all shares of Company Preferred B Stock into shares of Company Common Stock immediately prior to the Effective Time.

          "Company Shares"—See Recitals hereto;

          "Company Shareholders" shall mean the holders of Outstanding Shares;

          "Company Warrants" shall mean all issued and outstanding warrants to purchase capital stock of the Company;

          "Compensation Plans"—See Section 5.20(e);

          "Contingent Payment"—See Section 4.3(a);

          "Contingent Payment Obligations"—See Section 4.3(a);

          "Contingent Per Share Amount" shall mean (a) the First Contingent Per Share Amount, (b) the Second Contingent Per Share Amount, (c) the Third Contingent Per Share Amount and (d) the Fourth Contingent Per Share Amount;

          "Convertible Promissory Note" shall mean the Convertible Promissory Note dated April 10, 2002 issued by the Company to Parent in the original principal amount of $5,000,000.

          "Current Financial Statements"—See Section 5.8;

          "Damages"—See Section 15.2(a);

          "December 31, 2001 Company Balance Sheet" shall mean the balance sheet of the Company as of December 31, 2001;

          "Dissenting Shares"—See Section 4.7(a);

          "Effective Date"—See Section 2.2;

          "Effective Time"—See Section 2.2;

          "Environmental Claim" shall mean any claim, investigation, proceeding, order, decree or lawsuit pursuant to any Environmental Law;

          "Environmental Laws" shall mean any federal, state, or local statute, regulation, ordinance, order, decree, or other requirement of law promulgated by a governmental entity relating to protection of human health or welfare, natural resources or the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance or material. Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C, § 690 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; each as amended, together with the regulations promulgated thereunder, permits issued thereunder, and analogous state and local statutes, regulations and ordinances;

          "ERISA"—See Section 5.20(a);

          "Escrow Agent"—See Section 4.6;

          "Escrow Agreement"—See Section 4.6;

          "Escrow Amount" shall mean the amount of ten million dollars ($10,000,000) (or such lesser amount as determined pursuant to Section 4.3(b));

          "Escrow Amount Payable" shall mean the Escrow Funds less the amount of Damages, including any interest thereon, paid to a Parent Indemnitee from the Escrow Amount pursuant to the Escrow Agreement;

          "Escrow Per Share Amount" shall mean the Escrow Amount Payable divided by the number of Fully Diluted Shares, without interest;

          "Escrow Funds"—See Section 4.6;

          "Exchange Agent"—See Section 4.5(a);

          "Exchange Agreement"—See Section 4.5(a);

          "Excluded Options" shall mean all Options or portions thereof which are not Vested Options and which are set forth on Schedule 4.2(b) hereto;

          "FDA"—See Section 5.17(b);

          "First Contingent Merger Consideration" shall mean the First Contingent Per Share Amount multiplied by the number of Outstanding Shares, plus the consideration payable to holders of Vested Options upon the achievement of Milestone #1 pursuant to Sections 4.2 and 4.3;

          "First Contingent Per Share Amount"—See Section 4.3(a)(i);

          "Fourth Contingent Merger Consideration" shall mean the Fourth Contingent Per Share Amount multiplied by the number of Common Shares, plus the consideration payable to holders of Vested Options upon the achievement of Milestone #4 pursuant to Sections 4.2 and 4.3;

          "Fourth Contingent Per Share Amount"—See Section 4.3(a)(iv);

          "Fully Diluted Shares" shall mean Outstanding Shares plus all Company Shares issuable upon full exercise of Vested Options;

          "GAAP" shall mean generally accepted accounting principles;

          "Governmental Entity" shall mean any federal, state or foreign governmental or public body, agency or authority;

          "Hazardous Substance"—See Section 5.26(d);

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;

          "IDE Clinical Approval" shall mean authorization under FDA- regulations from the FDA to commence enrollment in a Phase III clinical study designed to support Pre-Market Approval;

          "Indemnified Parties"—See Section 9.3;

          "Initial Merger Consideration" shall mean the Initial Per Share Amount multiplied by the number of Outstanding Shares plus the consideration payable to holders of Vested Options as of the Effective Time pursuant to Section 4.2;

          "Initial Payment Date"—See Section 4.5(b);

          "Initial Per Share Amount"—See Section 4.1(a);

          "Initial Public Offering" shall mean Parent's initial public offering of its equity securities under the Securities Act;

          "International Registry" shall mean a collection of entry, acute and follow-up data on patients who have undergone the PLAATO procedure in countries other than the United States and Canada. A patient shall be deemed entered into the International Registry on the day he or she undergoes the PLAATO procedure, irrespective of whether PLAATO device is successfully implanted in such patient. Patient data collection in this registry will be conducted in accordance with a protocol approved by all required country specific regulatory agencies and hospital ethics boards;

          "International Registry Completion" shall mean the inclusion of at least 300 patients into the International Registry, provided that at least 250 of such patients shall have come from Switzerland or countries belonging to the European Union or the European Economic Area;

          "Intellectual Property" shall mean all of the following: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including without limitation ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) computer software (including object code, source code, data and related documentation); (vii) Internet Websites, including domain name registrations and content and software included therein; (viii) all other proprietary rights; (ix) all rights to recover for past infringements of any of the foregoing; and (x) all copies and tangible embodiments thereof (in whatever form or medium);

          "Investors" shall mean the investors set forth on Schedule I hereto;

          "IP Indemnity Amount" means the amount of any Damages for which a Parent Indemnitee is entitled to indemnification pursuant to Article XV to the extent such Damages are attributable to a breach of the representations and warranties of the Company set forth in Section 5.15 less any amounts paid out of the Escrow Fund or withheld from any Contingent Payment (other than the Contingent Payment related to Milestone #4) for such Damages.

          "IP Representation Expiry Date" means the date that is twelve (12) months after the date, if ever, that the Surviving Corporation achieves Milestone #4;

          "Key Employees"—See Section 9.5;

          "knowledge of the Company," "to the Company's knowledge" or any other similar phrase shall mean (i) the knowledge actually possessed by of any director of the Company and/or (ii) the knowledge actually possessed by those individuals set forth on Exhibit A or such knowledge that such an individual would have upon an inquiry into the matter to which such phrase pertains that a reasonable person in the position of such individual would have made in similar circumstances;

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction other than (a) carriers, warehousemen, mechanics, materialmen, and similar liens imposed by law and incurred in the ordinary course of business, (b) purchase money liens and liens securing rental payments under capital lease arrangements or (c) statutory liens of landlords;

          "Merger"—See Recitals hereto;

          "Merger Consideration" shall mean the Initial Merger Consideration and the Contingent Payment Obligations;

          "Merger Sub"—See Preamble hereto;

          "Milestone" shall mean any of Milestone #1, Milestone #2, Milestone #3 or Milestone #4;

          "Milestone #1" shall mean the receipt by the Surviving Corporation of IDE Clinical Approval and achievement of Acceptable Clinical Outcomes at either the 75 or 100 total Patient Year analysis point. The cumulative cohort of trial patients must be comprised of a minimum of 80 total patients enrolled with at least 40 patients from the United States;

          "Milestone #2" shall mean the International Registry Completion;

          "Milestone #3" shall mean the submission to the FDA of an application by the Surviving Corporation seeking Pre-Market Approval which such application the Surviving Corporation believes includes adequate data that supports the achievement of the Phase III trial primary endpoint(s);

          "Milestone #4" shall mean receipt of Pre-Market Approval;

          "Multiemployer Plan"—See Section 5.20(a);

          "Net Cash" shall mean (i) the amount of cash and cash equivalents the Company has on hand as of June 30, 2002 (excluding the exercise price of any Vested Options but including up to $5,000,000 of funds held in escrow pursuant to an Escrow Agreement by and between the Company, Parent and Wells Fargo Bank Minnesota, N.A dated April 10, 2002) less (ii) all liabilities of the Company as of June 30, 2002 other than Permitted Liabilities and obligations arising after June 30, 2002 under executory contracts which would not be required to be accrued on a balance sheet of the Company that was prepared as of June 30, 2002 and in accordance with GAAP but, regardless if required to be accrued, specifically included in such liabilities of the Company shall be (a) an accrual for any Transaction Expenses of the Company incurred by the Company through the Closing Date or that will be payable after the Effective Time, to the extent not paid as of June 30, 2002 and (b) an accrual for any "change of control" payments that will be payable at or after the Effective Time by the Company or the Surviving Corporation (other than payments of Merger Consideration to holders of Vested Options). By way of example, if the Company has $5,000,000 of cash on hand as of June 30, 2002 and has liabilities (other than Permitted Liabilities) of $7,000,000 as of June 30, 2002, the Net Cash would be ($2,000,000) and the Cash Shortfall Amount would be $7,000,000.

          "NLRB"—See Section 5.25(b);

          "Notice of Objection"—See Section 4.4(b);

          "Option" shall mean any option to acquire shares of Company Common Stock;

          "Option Agreements"—See Section 4.5(a);

          "Option Notice"—See Section 4.2(a);

          "Outstanding Shares" shall mean Company Shares outstanding immediately prior to the Effective Time, including without limitation the shares of Company Common Stock issued upon conversion of the Company Preferred Stock immediately prior to the Effective Time;

          "Parent"—See Preamble hereto;

          "Parent Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Parent;

          "Parent Disclosure Schedule" shall mean the disclosure schedule, dated the date hereof, provided by the Parent to the Company, setting forth the disclosures required pursuant to Article VI of this Agreement;

          "Parent Organizational Documents" shall mean the Certificate of Incorporation and the Bylaws of the Parent, together with all amendments thereto to the date hereto;

          "Parent Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $0.01 per share, of the Parent and any such other class or series of preferred stock authorized after the date hereof;

          "The Parent Stock" shall mean the Parent Common Stock and any other shares of capital stock of the Parent that are convertible into or exchangeable for shares of the Parent Common Stock;

          "Parent Indemnitees"—See Section 15.2(a);

          "Parties" shall mean the Parent, Merger Sub and the Company;

          "Patient Years" shall mean the quotient of (A) the sum of the number of months (including any fractional portion thereof) since implantation of the PLAATO device for each patient who has undergone the PLAATO procedure divided by (B) twelve (12);

          "Payment Fund"—See Section 4.5(b);

          "Payment Schedule"—See Section 4.1(b);

          "Payout Percentage" shall mean the percentage of First Contingent Merger Consideration to be paid out as determined by reference to Table 1 based upon the combined safety and effectiveness outcome percentage of the patients who have undergone the PLAATO procedure;

          "PBGC"—See Section 5.20(c);

          "Pension Plan"—See Section 5.20(a);

          "Permitted Liabilities" means liabilities incurred in the ordinary course of business and that arise (i) out of trade payables (with Transaction Expenses being specifically excluded from the definition of Permitted Liabilities), (ii) arising under personal property leases (including the Master Security Agreement dated December 1, 2000 as amended, by and between the Company and General Electric Corporation and the Master Loan and Security Agreement No. 10848, dated July 23, 1999 with LMSI Venture Financing) and (iii) arising under the real property lease for the facility located at 777 North Pastoria Avenue, but only to the extent such liabilities specified in the foregoing clauses (i) through (iii) are not past due as of the Effective Time.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

          "Phase III" shall mean an FDA authorized trial which, if successfully completed, is designed to provide clinical data necessary to obtain FDA approval to market PLAATO in the United States;

          "PLAATO" shall mean the Company's Percutaneous Left Atrial Appendage Transcatheter Occlusion implant device and delivery system;

          "Plan" or "Plans"—See Section 5.20(g);

          "Pre-Market Approval" shall mean receipt of written notification from the FDA of PMA (Pre-Market Application) approval and authorizing the commercial distribution of PLAATO in the United States;

          "Primary Efficacy Endpoints" consist of any of the follow events: any major or minor stroke (including potential stroke events where stroke can not be ruled out) or death in which a cardioembolic cause cannot be excluded;

          "Primary Safety Endpoints" consist of any of the following events: (i) any non-Q wave myocardial infarction within 24 hours of the index procedure, and any Q-wave myocardial infarction within 30 days of index procedure; (ii) any procedural related complication requiring surgical intervention or resulting in periprocedural death; (iii) a documented, non-stroke embolic event related to the PLAATO procedure or device (or where a relation to the procedure or device can not be ruled out); or (iv) any bleeding complications directly related to the PLAATO procedure or device requiring a transfusion, excluding bleeding complications related to venous or arterial access, elective tracheal intubation or transesophageal echocardiography;

          "Prior Financial Statements"—See Section 5.8;

          "Proceeding"—See Section 15.3(a);

          "Reimbursable Event"—See Section 15.2(a);

          "Second Contingent Merger Consideration" shall mean the Second Contingent Per Share Amount multiplied by the number of Outstanding Shares, plus the consideration payable to holders of Vested Options upon the achievement of Milestone #2 pursuant to Sections 4.2 and 4.3;

          "Second Contingent Per Share Amount"—See Section 4.3(a)(ii);

          "Securities Act" shall mean the Securities Act of 1933, as amended;

          "Series A and Common Holders"—See Section 4.1(b);

          "Series B Holders"—See Section 4.1(b);

          "Shareholders' Agent"—See Section 15.5;

          "Shortfall Calculation"—See Section 4.4(a);

          "Subsidiary" means, with respect to any Person, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

          "Substantially Off Protocol" means that the PLAATO device was implanted in a patient and such implantation was significantly outside of established protocol criteria as determined by the Surviving Corporation in its sole discretion, to be exercised in good faith.

          "Surviving Corporation"—See Section 2.1;

          "Surviving Corporation Common Stock"—See Section 4.1(d);

          "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

          "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and "Tax" shall mean any one of them;

          "Third Contingent Merger Consideration" shall mean the Third Contingent Per Share Amount multiplied by the number of Common Shares, plus the consideration payable to holders of Vested Options upon the achievement of Milestone #3 pursuant to Sections 4.2 and 4.3;

          "Third Contingent Per Share Amount"—See Section 4.3(a)(iii);

          "Tipping Basket Amount"—See Section 15.2(c);

          "Transaction Expenses" shall mean for any party all fees, expenses and costs incurred by, or that are the responsibility of, such party in connection with the transactions contemplated by this Agreement and the preparation and negotiation of this Agreement, including without limitation any fees payable to an investment advisor, attorneys' fees, accountants' fees and any other professional fees, and shall include, in the case of the Company, the amount of $5,000 which represent the good faith estimate of the Company and Parent of the cost to Surviving Corporation to prepare and file IRS Form 5310 pursuant to Section 8.6(b) hereof;

          "Vested Option" shall mean any Option or portion thereof which is outstanding immediately prior to the Effective Time and is either (x) vested and exercisable immediately prior to the Effective Time or (y) becomes vested and exercisable upon the consummation of the Merger; and

          "Welfare Plan"—See Section 5.20(d).

ARTICLE II

THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of California.

        2.2    Effective Time of the Merger.    The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") when a properly executed Certificate of Merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of California. The Parties shall cause the Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Articles XI, XII and XIII hereto.

ARTICLE III

THE SURVIVING CORPORATION

        3.1    Articles of Incorporation.    The Articles of Incorporation attached hereto as Exhibit B shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein or by law.

        3.2    Bylaws.    The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and thereafter may be amended as provided therein or by law.

        3.3    Board of Directors: Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

        3.4    Effects of Merger.    The Merger shall have the effects set forth in the California Corporations Code (the "CCC"). Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE IV

EFFECT OF THE MERGER ON THE CAPITAL STOCK; MERGER CONSIDERATION;
EXCHANGE OF CERTIFICATES

        4.1    Effect on Capital Stock; Merger Consideration.    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of the Outstanding Shares:

          (a)   Each Outstanding Share (other than any Company Shares to be cancelled pursuant to Section 4.1(c) and any Dissenting Shares) shall be cancelled and extinguished and be converted into the right to receive the Initial Per Share Amount (as adjusted pursuant to Section 4.1(b)), the Escrow Per Share Amount (as adjusted pursuant to Section 4.1(b)) and, subject to the fulfillment of the conditions set forth in Section 4.3, all or some portion of the Contingent Per Share Amount (as adjusted pursuant to Section 4.1(b)), all subject to the terms and conditions of this Agreement. The "Initial Per Share Amount" shall be the cash amount that is equal to the quotient of (i) (A) $50,000,000 plus (B) the aggregate exercise prices of all Vested Options less (C) the Cash Shortfall Amount divided by (ii) the number of Fully Diluted Shares. The "Aggregate Per Share Amount" shall equal the Initial Per Share Amount plus the Escrow Per Share Amount plus whatever portion of the Contingent Per Share Amount becomes payable pursuant to Section 4.3 hereof. Attached hereto as Schedule 4.1(a) is a Payment Schedule showing the allocation of the Initial Merger Consideration among the Company Shareholders, which such Payment Schedule has been prepared in accordance with the provisions of Schedule 4.1(b).

          (b)   Payment(s) of the Merger Consideration to the holders of Company Common Stock issued or issuable upon conversion of Company Preferred B Stock (the "Series B Holders") and payment(s) of the Merger Consideration to the holders of Company Common Stock issued or issuable upon Conversion of Company Preferred A Stock, Company Common Stock and Vested Options (collectively, the "Series A and Common Holders") shall be made in accordance with the attached Schedule 4.1(b). Upon the Surviving Corporation achieving any Milestone or otherwise being required to make a payment to the Company Shareholders, the Surviving Corporation shall inform the Shareholders' Agent that such Milestone has been achieved or that such payment is due and as soon as practicable thereafter, the Shareholders' Agent shall provide the Surviving Corporation with a schedule (a "Payment Schedule" which shall (i) be certified by the Shareholders' Agent as being true and accurate and in compliance with all applicable agreements and understandings, including without limitation Schedule 4.1(b), and (ii) show, by Company Shareholder, how the proceeds payable by the Surviving Corporation as a result of achieving such Milestone (reflecting any reductions to Sections 4.3(b) or 4.3(c), as applicable) or otherwise are to be allocated among such Company Shareholders. Neither the Surviving Corporation nor any of its Affiliates shall have any liability to any party, including without limitation any Company Shareholder, for any claim arising from a failure to pay the consideration payable pursuant to this Agreement if such consideration has been distributed in accordance with the terms of the applicable Payment Schedule and the other terms of this Agreement (specifically excluding the provisions of Schedule 4.1(b)), regardless of whether or not the Payment Schedule furnished to the Surviving Corporation was prepared in compliance with the provisions of Schedule 4.l(b).

          (c)   Each Company Share held in the treasury of the Company and each Company Share owned by the Parent or any direct or indirect wholly owned subsidiary of the Parent immediately before the Effective Time shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto, and such shares shall not be included for purposes of determining the Fully Diluted Shares.

          (d)   Each share of Merger Sub common stock outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by the Parent.

        4.2    Stock Options and Warrants.

          (a)   Not later than 10 Business Days prior to the Effective Time, the Company will send a notice (the "Option Notice") to all holders of outstanding Options specifying that (i) all Options that will constitute Vested Options as of the Effective Time will not be assumed in connection with the Merger but will be converted into the right to receive the amount set forth in Section 4.2(b) hereof, and (ii) all Options that constitute Excluded Options will be exchanged for options of reasonably and substantially like value of the Parent, with such exchange to be based on a valuation of the Company immediately prior to the Effective Time equal to the Initial Merger Consideration.

          (b)   Each Vested Option will by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time and converted into, and represent only, the right to receive from the Surviving Corporation an amount in cash equal to the number of shares of Company Common Stock subject to such Vested Option multiplied by the excess, if any, of the Aggregate Per Share Amount over the exercise price per share thereof (as adjusted pursuant to Section 4.1(b)) (such payment to be net of applicable withholding taxes), payable as follows: (i) the excess of the Initial Per Share Amount over the exercise price per share thereof shall be payable upon compliance with the holder thereof with the procedures set forth in Section 4.5, (ii) the Escrow Per Share Amount shall be payable upon the release of the Escrow Amount Payable from escrow pursuant to the Escrow Agreement and compliance with the holder thereof with the procedures set forth in Section 4.5 and (iii) any Contingent Per Share Amount that becomes payable pursuant to Section 4.3 shall be payable upon fulfillment of the applicable Milestone and compliance with the holder thereof with the procedures set forth in Section 4.5. Set forth in Schedule 4.2(a) of the Company Disclosure Schedule is a list of all Vested Options outstanding on the date hereof and that will be outstanding as of the Effective Time and the related exercise prices. Set forth in Schedule 4.2(b) of the Company Disclosure Schedule is a list of all Excluded Options outstanding on the date hereof and that will be outstanding as of the Effective Time and the related exercise prices and vesting schedules. Within 180 days of the Closing Date, the Excluded Options will be exchanged for options of reasonably and substantially like value of the Parent based on the assumptions set forth in Section 4.2(a) above.

          (c)   Prior to consummation of the Merger, the Company shall (i) notify the holder of each Company Warrant that such warrant will be cancelled as of the Effective Time and (ii) allow the holder of any Company Warrant to exercise such warrant prior to the Effective Time (to the extent exercisable). Each Company Warrant will by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time.

        4.3    Contingent Merger Consideration.

          (a)   Each holder of an Outstanding Share (other than any Company Shares to be cancelled pursuant to Section 4.1(c) and any Dissenting Shares), and each holder of a Vested Option, shall have the additional right to receive, subject to Article XV and in accordance with Section 4.1(b), the First Contingent Per Share Amount, the Second Contingent Per Share Amount, the Third Contingent Per Share Amount and the Fourth Contingent Per Share Amount as follows:

              (i)  If the Surviving Corporation achieves Milestone #1, the "First Contingent Per Share Amount" shall be the amount in cash equal to (x) $50,000,000 multiplied by the Payout Percentage less the Escrow Amount divided by (y) the number of Fully Diluted Shares, without interest. The Surviving Corporation will deposit the sum of $50,000,000 multiplied by the Payout Percentage less the Escrow Amount with the Exchange Agent within fifteen (15) Business Days of the receipt by the Surviving Corporation of the applicable Payment Schedule after Milestone #1 has been achieved that shows how the First Contingent Merger Consideration is to be allocated and the Exchange Agent shall disburse such funds as set forth in Section 4.5. Notwithstanding the foregoing, if the Surviving Corporation does not achieve Milestone #1 on or prior to January 1, 2005 or if the Payout Percentage is equal to zero percent (0%), the First Contingent Per Share Amount and the First Contingent Merger Consideration shall be zero (0);

             (ii)  If the Surviving Corporation achieves Milestone #2, the "Second Contingent Per Share Amount" shall be the amount in cash equal to (x) $25,000,000 divided by (y) the number of Fully Diluted Shares, without interest. The Surviving Corporation will deposit the sum of $25,000,000 with the Exchange Agent within fifteen (15) Business Days of the receipt by the Surviving Corporation of the applicable Payment Schedule after Milestone #2 has been achieved that shows how the Second Contingent Merger Consideration is to be allocated and the Exchange Agent shall disburse such funds as set forth in Section 4.5. Notwithstanding the foregoing, if the Surviving Corporation does not achieve Milestone #2 on or prior to January 1, 2008, the Second Contingent Per Share Amount and the Second Contingent Merger Consideration shall be zero (0);

            (iii)  If the Surviving Corporation achieves Milestone #3, the "Third Contingent Per Share Amount" shall be the amount in cash equal to (x) $50,000,000 divided by (y) the number of Fully Diluted Shares, without interest. The Surviving Corporation will deposit the sum of $50,000,000 with the Exchange Agent within fifteen (15) Business Days of the receipt by the Surviving Corporation of the applicable Payment Schedule after Milestone #3 has been achieved that shows how the Third Contingent Merger Consideration is to be allocated and the Exchange Agent shall disburse such funds as set forth in Section 4.5. Notwithstanding the foregoing, if the Surviving Corporation does not achieve Milestone #3 on or prior to January 1, 2008, the Third Contingent Per Share Amount and the Third Contingent Merger Consideration shall be zero (0);

            (iv)  If the Surviving Corporation achieves Milestone #4, the "Fourth Contingent Per Share Amount" shall be the amount in cash equal to (x) $50,000,000 less the IP Indemnity Amount divided by (y) the number of Fully Diluted Shares, without interest. The Surviving Corporation will deposit the sum of $25,000,000 with the Exchange Agent within fifteen (15) Business Days of the receipt by the Surviving Corporation of the applicable Payment Schedule after Milestone #4 has been achieved that shows how such $25,000,000 payment is to be allocated and the Exchange Agent shall disburse such funds as set forth in Section 4.5. In addition, the Surviving Corporation will deposit the sum of $25,000,000 plus one year of interest at the Applicable Rate less the IP Indemnity Amount with the Exchange Agent within fifteen (15) Business Days of the receipt by the Surviving Corporation of the Payment Schedule after the IP Representation Expiry Date that shows how such amount is to be allocated (it being understood that the Shareholders' Agent will tender such Payment Schedule upon receipt of notification from the Surviving Corporation of such amount, which the Surviving Corporation will deliver to the Shareholders' Agent as soon as practicable following the IP Representation Expiry Date) and the Exchange Agent shall disburse such funds as set forth in Section 4.5. Notwithstanding the foregoing, if the Surviving Corporation does not achieve Milestone #4 on or prior to January 1, 2009 the Fourth Contingent Per Share Amount and the Fourth Contingent Merger Consideration shall be zero (0);

          "Contingent Payment Obligations" shall mean the sum of (a) the First Contingent Merger Consideration, in the event that Milestone #1 is achieved on a timely basis, (b) the Second Contingent Merger Consideration, in the event that Milestone #2 is achieved on a timely basis, (c) the Third Contingent Merger Consideration, in the event that Milestone #3 is achieved on a timely basis and (d) the Fourth Contingent Merger Consideration, in the event that Milestone #4 is achieved on a timely basis. The payment by the Surviving Corporation to the Exchange Agent of each of the First Contingent Merger Consideration, the Second Contingent Merger Consideration, the Third Contingent Merger Consideration and the Fourth Contingent Merger Consideration as provided in this Section 4.2(a) shall hereinafter be called a "Contingent Payment."

          (b)   Notwithstanding subsection 4.3(a)(i) above and subject to the limitations set forth in Section 15.2(d) and the procedures described in Section 15.3, the First Contingent

  Merger Consideration shall be reduced by the amount of any Damages for which a Parent Indemnitee is entitled to indemnification pursuant to Article XV and the aggregate amount payable to Company Shareholders and holders of Vested Options under such subsection shall likewise be reduced by such amount and (i) if such reduction is to be such an amount so that the First Contingent Merger Consideration would be less than zero as a result of such reduction, the Escrow Amount shall be reduced to $0 and (ii) if the deduction of the Escrow Amount from the First Contingent Merger Consideration (after giving effect to any reduction for Damages as aforesaid) would result in amount of less than zero (but the First Contingent Merger Consideration would have been greater than zero in the absence of such deduction of the Escrow Amount), the Escrow Amount shall automatically be reduced to an amount so that the First Contingent Merger Consideration (after giving effect to any reduction for Damages as aforesaid) will be equal to zero after giving effect to the deduction of the Escrow Amount.

          (c)   Notwithstanding subsections 4.3(a)(ii)—4.3(a)(iv) above and subject to the limitations set forth in Section 15.2(d) and the procedures described in Section 15.3, the Second Contingent Merger Consideration, the Third Contingent Merger Consideration and the Fourth Contingent Merger Consideration shall be reduced by the amount of any Damages (i) for which a Parent Indemnitee is entitled to indemnification pursuant to Article XV and (ii) (A) for which such Damages no claim is being asserted by a Parent Indemnitee against the First Contingent Merger Consideration or the Escrow Funds or (B) for which such Damages exceed the First Contingent Merger Consideration withheld and the Escrow Funds paid to the Parent Indemnitee (or Escrow Funds Parent Indemnitee is seeking to have paid) for such Damages and then to the extent thereof. Any Damages so determined shall reduce the amount of the next amount of the Second Contingent Merger Consideration, the Third Contingent Merger Consideration or the Fourth Contingent Merger Consideration that is to be paid pursuant to this Section 4.3 and the aggregate amount payable to Company Shareholders and holders of Vested Options under such subsections shall likewise be reduced by such amount.

          (d)   The Contingent Payments shall be the obligations of the Surviving Corporation. If the Surviving Corporation is not able to meet its obligations to make the Contingent Payments when due, the Contingent Payments will be guaranteed by the Parent. If the Parent is not able to provide sufficient funding to allow the Surviving Corporation to be able to meet its obligations to make the Contingent Payments when due, the Contingent Payments will be guaranteed by the Investors, severally in the percentages set forth on Schedule I hereto, until the earliest to occur of (i) the closing of the Initial Public Offering with gross proceeds to the Parent of (A) at least $75,000,000 if such closing occurs before the date that Milestone #1 is achieved or (B) at least $50,000,000 if such closing occurs on or after the date that Milestone #1 is achieved, (ii) the consummation of a merger or other acquisition transaction involving Parent and a Person the equity securities of which are registered under the Securities Act and which has cash on hand after such merger or acquisition aggregating (A) at least $75,000,000 after such merger or acquisition transaction if such merger or acquisition transactions is consummated before the date that Milestone #1 is achieved or (B) at least $50,000,000 after such merger or acquisition transaction if such merger or acquisition transactions is consummated on or after the date that Milestone #1 is achieved, or (iii) the closing of an initial public offering of-the equity securities of a Person that has acquired all or substantially all the capital stock or assets of the Parent by means of a merger or other acquisition transaction, such offering with gross proceeds to such Person of (A) at least $75,000,000 if such closing occurs before the date that Milestone #1 is achieved or (B) at least $50,000,000 if such closing occurs on or after the date that Milestone #1 is achieved.

        4.4    Determination of the Cash Shortfall.

          (a)   No later than three (3) business days prior to the Effective Time, the Company shall deliver to the Parent in writing a good faith estimate of the Cash Shortfall Amount and the Net Cash, which such estimate shall be certified by the Chief Executive Officer and Chief Financial Officer of the Company. As soon as practicable after the Effective Time, but no later than five (5) Business Days after the Effective Time, the Parent will send to the Shareholders' Agent the Parent's calculation of the Cash Shortfall Amount and the resulting Initial Per Share Amount (the "Shortfall Calculation").

          (b)   Within five (5) Business Days following the date of receipt of the Shortfall Calculation, the Shareholders' Agent shall give written notice to the Parent of any objection(s) to the Parent's calculation of the Cash Shortfall Amount and/or the resulting Initial Per Share Amount ("Notice of Objection"). The Notice of Objection shall identify, in detail, that to which in the Shortfall Calculation objection is made. If no Notice of Objection is delivered by the Parent within that period, then the Parent's calculation of the Cash Short Amount and Initial Per Share Amount shall be deemed accepted and binding upon the parties on the last day of such period, subject to Article XV.

          (c)   If the Shareholders' Agent issues a Notice of Objection within such time period, then the Shareholders' Agent and the Parent, together with their representatives, shall promptly meet, confer and negotiate in good faith with a view to resolving any and all differences. If such negotiations fail to resolve all differences or disputes within ten (10) Business Days after Notice of Objection is given to the Parent, either party may submit all disputed items to arbitration, which such arbitration shall be conducted in the location, and in accordance with the rules specified in Section 15.3(b).

        4.5    Exchange Agent.

          (a)   Prior to the Effective Time, the Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Outstanding Shares (the "Exchange Agent") for the purpose of exchanging certificates formerly representing Outstanding Shares (the "Certificates") and documents formerly representing Vested Options (the "Option Agreements") for the Initial Per Share Amount, the Escrow Per Share Amount, and for such additional per share amounts as may become payable under Section 4.3, which such payments shall be made in accordance with the provisions of the applicable Payment Schedule, pursuant to an agreement (the "Exchange Agreement") among the Parent and the Exchange Agent reasonably satisfactory to the Parent and the Company. The fees and expenses of the Exchange Agent shall be paid from the Payment Fund.

          (b)   If the Shareholders' Agent has not issued a Notice of Objection pursuant to Section 4.4(c), then within three (3) Business Days after the Cash Shortfall Amount and the resulting Initial Per Share Amount have been finally determined pursuant to the provisions of Section 4.4, the Surviving Corporation shall remit to the Exchange Agent the Initial Merger Consideration. If the Shareholders' Agent has issued a Notice of Objection pursuant to Section 4.4(c), then (i) within three (3) Business Days after a Notice of Objection is given to the Parent, the Surviving Corporation shall remit to the Exchange Agent that portion of the Initial Merger Consideration which is not subject to dispute pursuant to Section 4.4(c) and (ii) within three (3) Business Days after the Cash Shortfall Amount and the resulting Initial Per Share Amount have been finally determined pursuant to the provisions of Section 4.4, the Surviving Corporation shall remit to the Exchange Agent the remainder of the Initial Merger Consideration. The date that the Initial Merger Consideration (or portion thereof) is initially paid to the Exchange Agent in accordance with this Section 4.5(b) is referred to herein as the "Initial Payment Date." Within fifteen (15) Business Days after the receipt by the Surviving Corporation of the appropriate Payment Schedule following the achievement of the applicable Milestone (or after the IP Representation Expiry Date), the Surviving Corporation shall, subject to Article XV, remit to the Exchange Agent the First Contingent Merger Consideration, the Second Contingent Merger Consideration, the Third Contingent Merger Consideration or the portion of the Fourth Contingent Merger Consideration described in subsection 4.3(a)(iv), as applicable. All such amounts remitted to the Exchange Agent are collectively referred to as the "Payment Fund." The Payment Fund shall not be used for any purpose except as expressly set forth in this Agreement or the Exchange Agreement.

          (c)   Prior to the Effective Time, the Company shall distribute to holders of Outstanding Shares (other than Company Shares to be cancelled pursuant to Section 4.1(c) and Dissenting Shares) or Vested Options a form of letter of transmittal, which such letter of transmittal, in a form reasonably satisfactory to the Parent, shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Options Agreements shall pass only upon delivery to the Exchange Agent, and other appropriate materials and instructions for use in effecting the surrender of the Certificates and the Option Agreements for payment of the Initial Per Share Amount therefor and any Contingent Per Share Amounts that become payable thereon. In the event any such Certificate or Option Agreement shall have been lost or destroyed, the Exchange Agent, subject to such other conditions as the Surviving Corporation may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificate or Option Agreement alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate or Option Agreement in a form reasonably satisfactory to the Surviving Corporation. Upon the surrender of each Certificate or provision of such affidavit with such letter of transmittal after the Initial Payment Date, duly completed and validly executed in accordance with the instructions thereto and upon compliance by the holder of such Certificate with any customary requirements specified by the Exchange Agent, the Exchange Agent shall pay to the holders of such Certificate out of the Payment Fund the Initial Per Share Amount multiplied by the number of Outstanding Shares represented by such Certificate, less any amounts required to be withheld pursuant to applicable laws.

  Upon the surrender of each Option Agreement or provision of affidavit, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto after the Initial Payment Date, and upon compliance by the holder of such Vested Options with any customary requirements specified by the Exchange Agent, the Exchange Agent shall pay to the holders of such Vested Options (i) the Initial Per Share Amount due to such holders, as adjusted pursuant to Schedule 4.1(b) and as adjusted pursuant to Section 4.2(b) of this Agreement for the applicable option exercise price multiplied by the shares of Company Common Stock subject to such Vested Option less (ii) any amounts required to be withheld pursuant to Applicable Laws, with the amount of such required withholding based on the written instructions provided to the Exchange Agent by the Parent. The Exchange Agent shall promptly remit the aggregate amount of such withholding to the Surviving Corporation which shall pay such amount to the appropriate Tax authority in accordance with applicable laws.

          (d)   As soon as practicable after any Contingent Payment has been made by the Surviving Corporation to the Exchange Agent, the Surviving Corporation shall, subject to Article XV, cause the Exchange Agent to remit the First Contingent Merger Consideration, the Second Contingent Merger Consideration, the Third Contingent Merger Consideration or the Fourth Contingent Merger Consideration, as applicable, to holders of Outstanding Shares and Vested Options in such fashion and in such proportions as are provided for by the terms of this Agreement; provided, however, that no such distributions will be made with respect to Outstanding Shares or Vested Options until the holder of such shares or options shall have complied with the procedures set forth in Section 4.5(c) above so as to entitle the holder thereof to the Initial Per Share Amount payable thereon.

          (e)   As soon as practicable after the Escrow Funds Payable have been remitted to the Exchange Agent in accordance with the provisions of the Escrow Agreement, the Shareholder's Agent shall remit to the Surviving Corporation a Payment Schedule showing how such funds are to be allocated among the Company Shareholders and the Surviving Corporation shall cause the Exchange Agent to remit the Escrow Funds Payable to holders of Outstanding Shares and Vested Options in such fashion and in such proportions as are provided for by the terms of this Agreement and in accordance with the Payment Schedule; provided, however, that no such distributions will be made with respect to Outstanding Shares or Vested Options until the holder of such shares or options shall have complied with the procedures set forth in Section 4.5(c) above so as to entitle the holder thereof to the Initial Per Share Amount payable thereon.

          (f)    If any portion of the Merger Consideration is to be paid to a party other than the party in whose name a Certificate or Option Agreement is registered, it shall be a condition to such payment that such Certificate or Option Agreement shall be surrendered and shall be properly endorsed or shall be otherwise in proper form for transfer and cancellation and that the party requesting such payment shall have paid any transfer and other taxes required by reason of such payment or shall have established to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax either has been paid or is not payable.

          (g)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Shares thereafter on the records of the Company.

          (h)   To the extent not immediately required for payment on surrendered Outstanding Shares or Vested Options, proceeds in the Payment Fund shall be invested by the Exchange Agent in high-quality, short-term investments as directed by the Parent and the Parent (or at Parent's option, the Surviving Corporation) shall be entitled to any and all income from such investments.

          (i)    The Merger Consideration payable upon and after surrender for exchange of Certificates and Option Agreements in accordance with the terms of this Article IV shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the Company Shares and Vested Options theretofore represented by such Certificates and Option Agreements; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date after the Effective Date and have not been paid on such surrendered Company Shares and Vested Options prior to surrender. After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any unsurrendered Outstanding Shares.

          (j)    Promptly following the earlier of (i) January l, 2009 or (ii) the two month anniversary date of IP Representation Expiry Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of an unsurrendered Certificate (other than certificates representing Company Shares to be cancelled pursuant to Section 4.1(b) and any Dissenting Shares) or an Option Agreement may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable portion of the Merger Consideration then payable with respect thereto pursuant to the terms of this Agreement (less any amounts required to be withheld pursuant to applicable laws). Notwithstanding any other provision in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Outstanding Shares or Company Options for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

        4.6    Escrow.    On the Closing Date, Parent, the Shareholders' Agent and the Company shall execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit C (the "Escrow Agreement") which shall provide that within fifteen (15) Business Days after achievement of Milestone #1 (if Milestone #1 is achieved on or prior to January 1, 2005), the Surviving Corporation will, to the extent the Escrow Amount is not adjusted to $0 pursuant to Section 4.3(b), deposit with U.S. Bank Trust National Association as the escrow agent (the "Escrow Agent") the Escrow Amount for a period of eighteen (18) months from the Closing Date as a non-exclusive source to pay the Parent Indemnitees the amount of Damages for which Parent Indemnitees are entitled to indemnity pursuant to Article XV. The Escrow Amount, together with any interest thereon (collectively, the "Escrow Funds"), shall be held in trust and shall not be subject to any Lien of any creditor of any Party, and shall be held and distributed solely for the purpose and in accordance with the terms of the Escrow Agreement. In the event that a Parent Indemnitee has a claim for indemnification for Damages pursuant to Article XV, such Parent Indemnitee shall be entitled to recover the amount of such claim against the Escrow Funds, to the extent such claim has not been previously satisfied from the Contingent Payment Obligations, in accordance with the procedures set forth in the Escrow Agreement.

        4.7    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, any Outstanding Shares held by a holder who has demanded and perfected a demand for appraisal of his, her or its Company Shares in accordance with the CCC and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the CCC.

          (b)   Notwithstanding the provisions of Section 4.7(a), if any holder of Company Shares who demands appraisal of his, her or its Company Shares under the CCC shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's Company Shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration as provided in Section 4. l(a), subject to the terms and conditions of this Agreement.

          (c)   The Company shall give the Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments served pursuant to the CCC received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Parent which consent will not be unreasonably withheld or delayed, settle or offer to settle any such demands.

        4.8    Parent Option.    Parent may, at its option and upon prior written notice to the Company, and shall if necessary, fulfill any or all of the Surviving Corporation's payment obligations under this Article IV.

        4.9    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall reasonably consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        4.10    Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Oppenheimer Wolff & Donnelly, LLP, 45 South Seventh Street, Minneapolis, MN, 55402 at 10:00 A.M. local time on the day which is the third business day after the day on which the last of the conditions set forth in Articles XI, XII and XIII is fulfilled or waived or (ii) at such other time and place as the Parent and the Company shall agree in writing (the "Closing Date").

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Parent and Merger Sub, except as set forth in the correspondingly numbered schedule to the Company Disclosure Schedule, as follows:

        5.1    Corporate Organization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted and presently proposed to be conducted. Copies of the Company Organizational Documents have been furnished to the Parent or its representatives, and such copies are accurate and complete.

        5.2    Qualification to Do Business.    The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification and good standing necessary, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect. Schedule 5.2 of the Company Disclosure Schedule sets forth all jurisdictions in which the Company is qualified to do business.

        5.3    Authorization and Validity of Agreement.    The Company has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Company and no other corporate proceedings or other actions on the part of the Company, its Board of Directors or its shareholders are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with its terms except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and laws concerning equitable remedies. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of the directors (i) determined that the Merger is advisable and fair and in the best interest of the Company and its shareholders and (ii) approved this Agreement and the Merger in accordance with the provisions of its Organizational Documents and the CCC. Other than the Company Shareholder Approval, no further consent, approval or action is required of any Person to allow for the fill conversion of each share of Company Preferred Stock into shares of Company Common Stock immediately prior to the Effective Time.

        5.4    No Conflict or Violation.    The execution, delivery and performance by the Company of this Agreement do not, the consummation by the Company of the Merger and the other transactions contemplated hereby (including without limitation the conversion of the shares of Company Preferred Stock into shares of Company Common Stock) will not (i) violate or conflict with any provision of the Company Organizational Documents, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company, or (v) result in the cancellation, modification, revocation or suspension of any of the Company Licenses and Permits, except, in the case of clauses (iii), (iv) or (v) for violations, breaches, defaults, Liens, cancellations, modifications, revocations or suspensions that would not have a Company Material Adverse Effect.

        5.5    Consents and Approvals.    Schedule 5.5 of the Company Disclosure Schedule sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder.

        5.6    Capital Stock and Related Matters.    As of the date hereof, the authorized capital stock of the Company consists of thirty million (30,000,000) shares of Company Common Stock, of which 5,173,679 shares are issued and outstanding, fifteen million (15,000,000) shares of no par value preferred stock, three million six hundred thousand (3,600,000) shares of which are designated as Company Series A Preferred Stock, all of which are issued and outstanding and six million five hundred seventy-six thousand five hundred seventy-seven (6,576,577) shares of which are designated as Company Series B Preferred Stock, all of which are issued and outstanding. Schedule 5.6 of the Company Disclosure Schedule sets forth the names of the record owners of the Company Common Stock and Company Preferred Stock and the number of shares held by each such owner. The outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. Except as set forth above, referenced in the last sentence of this Section 5.6 or set forth on Schedule 5.6 of the Company Disclosure Schedule, no shares of capital stock of the Company are outstanding; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. All outstanding securities set forth on Schedule 5.6 of the Company Disclosure Schedule have been validly issued by the Company, are fully paid and nonassessable and upon conversion to their underlying security will be validly issued, fully paid and nonassessable. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. No consent of holders of any Company Options or Company Warrants or of participants in any stock option plan, stock incentive plan or any other similar plan sponsored by the Company is required to allow for the treatment of Company Options and Company Warrants as provided in Section 4.2. All actions, if any, required with respect to Company Options, Company Warrants and such option, stock incentive and similar plans to allow for the treatment of Company Options and Company Warrants as is provided in Section 4.2, have been, or prior to the Closing will be, validly taken. As of the date hereof there are 16,091,967 Fully Diluted Shares (including 717,711 Vested Options) and 864,048 Excluded Options.

        5.7    Subsidiaries and Equity Investments.    The Company has no Subsidiaries and does not own, directly or indirectly, equity interests or have any investment in any Person nor does the Company have the right to acquire at any time by any means, directly or indirectly, an equity interest or investment in any Person.

        5.8    Financial Statements.    The Company has heretofore made available to the Parent copies of (i) the audited balance sheets of the Company as of June 30, 2000 and 2001, together with the related audited statements of operations and cash flows for the fiscal years then ended (the "Prior Financial Statements") and (ii) the unaudited balance sheet of the Company and the related unaudited statement of earnings, retained earnings and cash flows of the Company for the six month period ended December 31, 2001 (the "Current Financial Statements" and, together with the Prior Financial Statements, the "Company financial Statements"). The Company Financial Statements, (i) present fairly in all respects the financial position, results of operations and changes in financial position of the Company as of such dates and for the periods then ended, (ii) are complete, correct and in accordance with the books of account and records of the Company, (iii) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes and (iv) were prepared in compliance with GAAP applied consistently, other than the absence of footnotes required by GAAP in the Current Financial Statements.

        5.9    Absence of Certain Changes or Events.

          (a)   Since June 30, 2001, there has not been:

              (i)  any event or change in the business, operations, properties, prospects, assets or condition (financial or other) of the Company which has had or is reasonably likely to have a Company Material Adverse Effect;

             (ii)  any material loss, damage, destruction or other casualty to the assets or properties of the Company;

            (iii)  any change in any method of accounting or accounting practice of the Company; or

            (iv)  any loss of the employment, services or benefits of any key employee of the Company.

          (b)   Since June 30, 2001, the Company has operated in the ordinary course of its business consistent with past practice and, except as set forth in Schedule 5.9 of the Company Disclosure Schedule, has not:

              (i)  incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) in excess of $50,000, except in the ordinary course of business consistent with past practice;

             (ii)  failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability when due (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of their assets, properties or rights;

            (iii)  mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except for mechanics' Liens and Liens for Taxes not yet due and payable or Liens in connection with equipment leases entered into in the ordinary course of business;

            (iv)  sold or transferred any of their assets or canceled any debts or claims or waived any rights;

             (v)  disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

            (vi)  defaulted on any material obligation;

           (vii)  entered into any transaction material to their business, except in the ordinary course of business consistent with past practice;

          (viii)  granted any increase in the compensation or benefits of its employees other than increases in accordance with past practice in an amount not exceeding 110% of the compensation paid to such employee in 2001 or entered into any employment or severance agreement or arrangement with any of them;

            (ix)  made any capital expenditure in excess of $50,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

             (x)  laid off any of its employees;

            (xi)  incurred any obligation or liability for the payment of severance benefits;

           (xii)  declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so;

          (xiii)  discharged or satisfied any liability with a value in excess of $50,000 other than current liabilities paid in the ordinary course of business consistent with past practice;

          (xiv)  issued or sold any of the Company's equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities other than as described on Schedule 5.6; or

           (xv)  entered into any agreement or made any commitment to do any of the foregoing.

          (c)   A complete and accurate index of all "Adverse Event Report Forms" that are currently in existence is set forth on Schedule 5.9 on the Company Disclosure Schedule as well as a summary of all events or incidents of which the Company has knowledge which has not resulted in an Adverse Event Report Form but can reasonably be expected to be reported on an Adverse Event Report Form in the future. A complete and accurate copy of all Adverse Event Report Forms referenced in such index have been previously provided to Parent.

          (d)   Since June 30, 2002, other than normal operating expenses paid in the ordinary course of business consistent with the practices of the Company from January 1, 2002 through June 30, 2002 and expenses incurred in connection with the transactions contemplated by this Agreement, the Company has not incurred any expenses or made any expenditures.

        5.10    Tax Matters.

          (a)   (i) The Company has filed when due all Tax Returns required by applicable law to be filed except where a failure to file any such Tax Return would have a Material Adverse Effect and the Company has paid all Taxes required to be paid in respect of the periods covered by such returns; (ii) the information contained in such Tax Returns is true, complete and accurate in all material respects; (iii) Taxes of the Company for periods ending on or before the Closing Date (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) there is no action, suit, proceeding, audit, claim or, to the knowledge of the Company, investigation now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is there any claim for additional Tax or assessment asserted in writing by any Tax authority; (v) the Company has not received any notice of any audit, investigation, examination or other proceeding by any court, governmental or regulatory authority, or similar person, and, to the knowledge of the Company, no such proceeding is pending, with respect to any Taxes due from or with respect to the Company; (vi) the Company has not received any notice (A) proposing an assessment of Tax against the Company or its assets or properties, or (B) of any examination of the Company; (vii) any liability of the Company for Taxes that are not yet due and payable has been provided for in the Company Financial Statements; (viii) since January 1, 1999, no claim has been made by any Tax authority in a jurisdiction where either the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company's knowledge is any such assertion threatened; (ix) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (x) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (xi) none of the assets, properties or rights of the Company are "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xii) none of the assets, properties or rights of the Company include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code (as in effect prior to the amendment by the Tax Reform Act of 1986); (xiii) there is no Lien affecting any of the assets, properties or rights of the Company that arose in connection with any failure or alleged failure to pay any Tax; (xiv) the Company has not filed any agreement or consent under Section 341(f) of the Code; (xv) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xvi) no ruling with respect to Taxes has been requested by or on behalf of the Company; (xvii) the Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xviii) the Company has withheld and paid to the applicable taxing authority all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (b)   All Taxes of the Company that will be due and payable after the Effective Time that relate to a period, or any portion of a period, commencing prior to the Effective Time, will, to the extent relating to the period prior to the Effective Time, be included as a liability when calculating the Net Cash.

        5.11    Absence of Undisclosed Liabilities.    The Company does not have any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the Current Financial Statements other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 2001 and which will be included as liabilities (to the extent not satisfied prior to June 30, 2002 or incurred subsequent to June 30, 2002 in the ordinary course of business consistent with past practices) when calculating the Net Cash. Except as shown in the Current Financial Statements or on Schedule 5.11 of the Company Disclosure Schedule, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

        5.12    Owned Real Property.    The Company does not own, and has never owned, any real property.

        5.13    Leases.

          (a)   Schedule 5.13 of the Company Disclosure Schedule sets forth a list of all real property leases, licenses, easements, permits, subleases and occupancy agreements,

  together with all amendments and supplements thereto, with respect to all properties in which the Company has a leasehold interest, whether as lessor or lessee (each, a "Company Lease" and collectively, the "Company Leases" the property covered by Leases under which the Company is a lessee and the structures thereon is referred to herein as the "Company Leased Real Property"). The Company has furnished true, correct and complete copies of all Company Leases to the Parent or its representatives. No option has been exercised under any of the Company Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been made available to the Parent or its representatives with the corresponding Company Lease. The transactions contemplated by this Agreement do not require the consent or approval of the other party to the Company Leases, nor will such transactions violate any Company Lease or cause the Company to be in default under any Company Lease.

          (b)   Each Company Lease is in full force and effect and no Company Lease has been modified or amended except pursuant to an amendment referred to on Schedule 5.13 of the Company Disclosure Schedule. Neither the Company nor any other party to a Company Lease has given to the other party written notice of or has made a claim with respect to any breach or default. The Company is not in default of any obligation under any Company Lease and, to the knowledge of the Company, no other party to a Company Lease is in default of any material obligation.

          (c)   None of the Company Leased Real Property is subject to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Company Leased Real Property. The Company Leased Real Property, all improvements thereon and thereto, and the operations therein conducted conform to all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, permits and other regulations (including, without limitation, the Americans with Disabilities Act) except for possible nonconforming uses or violations as would not have a Company Material Adverse Effect and the Company has not received any notice to the contrary. Each Company Leased Real Property is occupied and used by the Company pursuant to and in conformity with a validly issued certificate of occupancy which currently remains in effect.

          (d)   There are no guaranties (from the Company or from other Persons) in favor of the lessors of any of the Company Leased Real Property.

          (e)   The Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Company Leased Real Property.

          (f)    All Company Leased Real Property is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business consistent with past practice.

        5.14    Assets of the Company.

          (a)   The assets, properties and rights of the Company constitute all of the assets and rights which are used in the operation of the businesses of the Company and which are reasonably necessary or required for the conduct of such business as currently conducted or presently proposed to be conducted. There are no defects in such assets or other conditions relating to such assets which materially and adversely affect the operation or value of such assets. All of the tangible assets owned by the Company are in good condition and repair, ordinary wear and tear excepted, and are useable in the ordinary course of business consistent with past practice. There are no assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its business or that was reflected in its December 30, 2001 balance sheet that will not be used, held or owned by the Company immediately following the Closing.

          (b)   The Company has good and marketable title, free and clear of any Liens (other than Liens for taxes not yet due) or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of the Company.

        5.15    Intellectual Property; Intangible Assets.

          (a)   Schedule 5.15 of the Company Disclosure Schedule sets forth a complete and correct listing of all applications and registrations made by the Company and all patents issued to the Company included in the Company Intellectual Property.

          (b)   To the knowledge of the Company, no others have any rights that would preclude the Company from continuing to make, have made, use and sell, throughout the world, all current products of the Company and all products under development by the Company, including without limitation PLAATO. Except as set forth in Schedule 5.15(b) of the Company Disclosure Schedule the Company has the right to make, have made, use and sell, throughout the world, all current products of the Company and all products under development by the Company including without limitation PLAATO without infringing any patents owned by third parties which have been issued or granted as of the date of this Agreement. The Company owns all of the applications, registrations, and patents listed in Schedule 5.15 of the Company Disclosure Schedule and owns all Company Intellectual Property, each free and clear of all claims or interests of third parties and free and clear of all Liens, other than Liens for Taxes not yet due. To the knowledge of the Company, there an no claims by others adverse to such ownership, either in whole or in part, nor, to the knowledge of the Company, is there any legitimate claim that could be raised in the future.

          (c)   There has not been communicated to the Company the threat of any claim that the Company or the licensor of any Company Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person.

          (d)   All employees of the Company who develop Intellectual Property in connection with their employment with the Company have assigned all such Intellectual Property to the Company under valid and enforceable assignment agreements. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Company Intellectual Property. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Company Intellectual Property by any person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property.

          (e)   The consummation of the transactions contemplated by this Agreement will not prohibit the Company from using any of the Company Intellectual Property in a manner substantially similar to its current use of the Company Intellectual Property in its business. The Company has taken all reasonably necessary steps to protect Company Intellectual Property. In each case in which the Company has acquired from any person ownership of any Intellectual Property rights, except as to rights under which the Company has been granted a license, the Company has obtained a valid and enforceable assignment which is sufficient to irrevocably transfer all rights in such Intellectual Property to the Company, and the Company has recorded each such assignment with the relevant governmental authorities.

          (f)    There is no restriction affecting the use of any of the Company Intangible Assets, and the Company has not granted any license to such Company Intangible Assets. To the knowledge of the Company, there is no claim or fact that would invalidate any Company Intangible Assets. No Company Intangible Asset is currently being challenged or involved in any pending or, to the knowledge of the Company, threatened administrative or judicial proceeding.

        5.16    Licenses and Permits.    Schedule 5.16 of the Company Disclosure Schedule sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity (the "Company Licenses and Permits"), and all pending applications therefor. Each Company License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Company License and Permit invalid in any respect. The Company Licenses and Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company in the manner now conducted and as has been proposed by the Company to be conducted, and none of the operations of the Company has been or is being conducted in a manner that violates any of the terms or conditions under which any Company License and Permit was granted, except for such violations as would not have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not result in the termination, invalidation or suspension of any Company License or Permit.

        5.17    Compliance with Law.

          (a)   The operations of the business of the Company have been, and are being, conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its respective assets, properties and operations, except as would not have a Company Material Adverse Effect. The Company has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Company or its assets, properties or operations.

          (b)   The Company has not received any notice from the United States Food and Drug Administration ("FDA") or any other federal, state or foreign regulatory agency questioning its manufacturing practices or threatening to revoke or curtail any product clearance or approval, and the Company is not aware of any intent to deliver any such notice. Schedule 5.17(b) contains a complete list of all products currently being developed by the Company, with an indication of which require the approval of, premarket notification to, or listing with, the FDA or any other United States federal or state or foreign governmental agency or bureau under any existing law, regulation or policy, specifying the type of approval, premarket notification or listing required. Except as disclosed on Schedule 5.17(b), none of the products identified in Schedule 5.17(b) has been the subject of any voluntary or involuntary recall or, to the Company's knowledge, any governmental investigation other than routine inspections of the Company's facilities, all United States and international regulatory approvals or premarket notifications therefore are owned by and registered in the name of the Company and in full force and effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any medical devices of the Company, filed with or delivered by or on behalf of the Company to any Governmental Entity were in all material respects true and accurate when so filed or delivered, and nothing has come to the attention of the Company that causes the Company to conclude that such documentation, correspondence, reports, data, analyses and certifications do not remain true and correct.

        5.18    Litigation.    There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Company, threatened, before any national, State or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or, to the Company's knowledge, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement. Schedule 5.18 of the Company Disclosure Schedule sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor its assets, properties or rights are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect adversely the businesses, assets, properties or rights of the Company, or that is reasonably likely to interfere with the transactions contemplated by this Agreement.

        5.19    Contracts.

          (a)   Schedule 5.19 of the Company Disclosure Schedule sets forth a complete and correct list and, if not in writing, a summary description of, the following contracts to which the Company is a party or by which its assets are subject, as in effect on the date hereof, (collectively, "Company Material Contracts"):

              (i)  any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note and other document or arrangement relating to the borrowing of money or for lines of credit;

             (ii)  any employment, severance or consulting agreement involving any expenditure by the Company of more than $50,000;

            (iii)  any agreement or other arrangement for the sale or purchase of any assets, property or rights, other than in the ordinary course of business, or for the grant of any options or preferential rights to purchase any assets, property or rights;

            (iv)  any document granting any power of attorney with respect to the affairs of the Company;

             (v)  any suretyship contract, performance bond, working capital maintenance or other form of guaranty agreement;

            (vi)  any contract or commitment limiting or restraining the Company from engaging or competing in any lines of business or with any person, firm, or corporation;

           (vii)  any partnership or joint venture agreement to which the Company is a party;

          (viii)  any shareholder agreement or agreement relating to the issuance of any securities of the Company or the granting of any registrations rights with respect thereto;

            (ix)  any agreements with any suppliers of the Company, excluding non-disclosure agreements;

             (x)  any license agreement requiring payments by or to the Company of more than $50,000 in any year or with a remaining term of more than five years;

            (xi)  any agreement requiring payments by the Company of more than $50,000 over the remaining life of the agreement which is not terminable by the Company without penalty on less than sixty (60) days' notice;

           (xii)  any agreement relating to the voting of Company Shares to which the Company is party or, to the knowledge of the Company, any other Person is a party;

          (xiii)  all clinical study agreements or research and development agreements;

          (xiv)  all agreements or arrangements that give rise to a right (A) of any other party thereto to terminate such agreements or arrangements or (B) of first refusal or similar rights thereunder, in each case, which such right arises as a result of the execution and delivery of this Agreement or the consummation by the Company and the other transactions contemplated hereby; and

           (xv)  any other agreement, whether or not made in the ordinary course of business, which is material to the Company or the conduct of its business, or the absence of which could have a Company Material Adverse Effect.

          (b)   Each Company Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. The Company has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Company Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Company, no other party to any Company Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has made available to the Parent or its representatives true and complete originals or copies of all the Company Material Contracts and all amendments thereto.

        5.20    Employee Benefit Plans.

          (a)   Neither the Company nor any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Company is considered a single employer (an "Affiliated Organization") pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 3(5) or 400l(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a "Multiemployer Plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. To the knowledge of the Company, each such Pension Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law. Each such other Pension Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable law. All Pensions Plans that the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in form and operation all applicable qualification requirements and has not received or committed to receive a transfer of assets and/or liabilities or spin-off from another plan, except transfers, which qualify as transfers from eligible rollover distributions within the meaning of Code Section 402(c)(4).

          (b)   Section 5.20(b) of the Company Disclosure Schedule sets forth the name of each Affiliated Organization.

          (c)   Neither the Company nor any Affiliated Organization has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA other than liability pursuant to Section 4007 for premiums which are not yet due (without regard to any waiver). No "reportable event," within the meaning of Section 4043 of ERISA, has occurred with respect to any Pension Plan subject to Title IV of ERISA. Neither the Company nor any Affiliated Organization has ceased operations at any facility or withdrawn from any Pension Plan in a manner that could subject the Company or Affiliated Organization to liability under Section 4062(e), 4063 or 4064 of ERISA. Neither the Company nor any Affiliated Organization maintains, contributes to or has participated in or agreed to participate in any Pension Plan that is a Multiemployer Plan. Neither the Company nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multiemployer Plan. Neither the Company nor any Affiliated Organization has incurred, or has experienced an event that will, within the ensuing 12 months, result in, a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Pension Plan which is a Multiemployer Plan, and nothing has occurred that could result in such a complete or partial withdrawal. Neither the Company nor any Affiliated Organization has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a 70 percent decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years.

          (d)   Neither the Company nor any Affiliated Organization sponsors, maintains, contributes to, is required to contribute to, or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, including, without limitation, any such plan that is excluded from coverage by Section 4 of ERISA or is a Multiemployer Plan within the meaning of Section 3(37) of ERISA. To the knowledge of the Company, each such Welfare Plan that is a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with applicable provisions of ERISA, the Code and other applicable law. Each such other Welfare Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable law. Benefits under each Welfare Plan are fully insured by an insurance company unrelated to the Company or any Affiliated Organization. No insurance policy or contract requires or permits retroactive increase in premiums or payments due thereunder. Neither the Company nor any Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 50l(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. No Welfare Plan which is a Multiemployer Plan imposes any post-withdrawal liability or contribution obligations upon the Company or any Affiliated Organization. Neither the Company nor any Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

          (e)   Neither the Company nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any bonus plan, incentive plan, stock plan or any other current or deferred compensation (other than current salary or wages paid in the form of cash), separation, retention, severance, paid time off, or similar agreement, arrangement or policy, or any individual employment, consulting or personal service agreement other than a Pension Plan or Welfare Plan ("Compensation Plans"). Each Compensation Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of all applicable law.

          (f)    There are no facts or circumstances which could, directly or indirectly, subject the Company or any Affiliated Organization to any (l) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty, damages or other liabilities arising under Section 502 of ERISA.

          (g)   Full payment has been made of all amounts which the Company or any Affiliated Organization is required, under applicable law, the terms of any Pension Plan, Welfare Plan or Compensation Plan (each, a "Plan" and, collectively, "Plans"), or any agreement relating to any Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. Each Pension Plan that is subject to the minimum funding standards of Section 412 of the Code and/or Section 302 of ERISA meets those standards and has not incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or Section 302 of ERISA and no waiver of any minimum funding requirements has been applied for or obtained with respect to any Pension Plan. The Company and each Affiliated Organization has made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution, benefit or funding obligations arising under applicable law or the terms of any Plan or related agreement. There will be no change on or before Closing Date in the operation of any Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such Plans, except as may be required by law.

          (h)   The Company and each Affiliated Organization has timely complied in all material respects with all reporting and disclosure obligations with respect to the Plans imposed by the Code, ERISA or other applicable law.

          (i)    There are no pending or, to the Company's knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

          (j)    The transactions contemplated herein do not result in any payment (whether of severance pay or otherwise), forgiveness of debt, distribution, increase in benefits, obligation to fund, or the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Plan. The Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment by the Company (or the Surviving Corporation after the Effective Time) of an "excess parachute payment" within the meaning of Section 280G of the Code.

          (k)   No employer other than the Company and/or an Affiliated Organization is permitted to participate or participates in the Plans. No leased employees (as defined in Section 4l4(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.

          (l)    No action or omission of the Company, any Affiliated Organization or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Company, Merger Sub or the Parent, or any successor from amending, merging, or terminating any Plan in accordance with the express terms of any such plan and applicable law.

          (m)  Section 5.20(m) of the Company Disclosure Schedule lists and the Company has delivered to the Parent or its representatives true and complete copies of: (i) all Plan documents and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required; (iii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code; (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Plan; (v) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service; and (vi) all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manuals, interpretations and the like with respect to each Plan.

        5.21    Customers and Suppliers.    Schedule 5.21 of the Company Disclosure Schedule sets forth a complete and correct list of the twenty (20) largest suppliers to the Company during 2000 and 2001. Except as set forth in Schedule 5.21 of the Company Disclosure Schedule, none of such suppliers has given any indication to the Company that it intends to terminate or change significantly its relationship with the Company.

        5.22    Insurance.    Schedule 5.22 of the Company Disclosure Schedule lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company and its assets, properties and operations. The Company has furnished a true, complete and accurate copy of all such policies and bonds to the Parent or its representatives. All such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. The Company shall maintain the coverage under all policies and bonds listed in Schedule 5.22 of the Company Disclosure Schedule in full force and effect through the Closing Date and the consummation of the Merger shall not give rise to any right of any insurer under such policies and bonds to deny coverage thereunder. The Company is not in default under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The insurance maintained by the Company in connection with its business is adequate in accordance with industry standards, the requirements of any applicable Company Leases and is in at least the minimum amount required by currently applicable environmental regulations.

        5.23    Transactions with Directors. Officers and Affiliates.    The Company is not a party to any agreement or arrangement with any of the directors, officers or shareholders of the Company or any Affiliate or family member of any of the foregoing under which they: (i) lease any real or personal property (either to or from such Person), (ii) license technology (either to or from such Person), (iii) are obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchase products or services from such Person, (v) pay or receive commissions, rebates or other payments or (vi) provide or receive any other material benefit, other than the payment of salaries and provision of employee benefits in connection with the employment or engagement of such individuals, the grant to such individuals of equity participation in the Company as reflected on Schedule 5.6, or as otherwise set forth on Schedule 5.23. The Company does not employ as an employee or engage as a consultant any family member of any of the directors, officers or shareholders of the Company. To the knowledge of the Company, during the past three years none of the directors, officers or shareholders of the Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company. Except as a shareholder of the Company, no Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of its business.

        5.24    Change in Ownership.    To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the business of the Company or in the loss of the benefits of any material relationship with any supplier.

        5.25    Labor Matters.

          (a)   The Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company nor does the Company know of any activities and proceedings of any labor union to organize any such employees.

          (b)   (i) The Company is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") relating to the Company; (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work, stoppage, lockout or other collective labor action by or with respect to employees of the Company since January 1, 1999; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; (v) there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (vi) the Company has not received notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress and (vii) there are no controversies, or to the knowledge of the Company, threatened, between the Company and any of its employees or former employees, which controversies could have a Company Material Adverse Effect.

          (c)   The Company has heretofore delivered to the Parent or its representative a complete and accurate list dated as of July 15, 2002 containing the name, position, starting employment date, current annual salary and bonus and commissions earned in 2001 of each current employee of the Company. The Company has no reason to believe the bonuses and commissions earned in 2001 will differ in any material fashion from the bonuses and commissions that will be earned in 2002 other than as contemplated by this Agreement.

        5.26    Environmental Matters.

          (a)   The operations of the Company are, and have been, in compliance with all applicable Environmental Laws and permits issued thereunder, except as would not have a Company Material Adverse Effect.

          (b)   No material expenditures are or will be necessary for the Company to maintain full compliance with Environmental Laws currently in effect or any proposed Environmental Law of which the Company has knowledge.

          (c)   The Company has obtained, or has made timely and complete application for or for renewal of, all permits required under Environmental Laws for the operation of the Company's business as presently conducted or presently proposed to be conducted.

          (d)   No substance identified or regulated pursuant to any Environmental Law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof ("Hazardous Substance"), has come to be located on, at, beneath, or near any real property currently or, to the knowledge of the Company, formerly owned, operated, leased, or used by the Company, except as would not have a Company Material Adverse Effect.

          (e)   No real property currently or formerly owned, operated, leased, or used by the Company contains or, to the Company's knowledge, formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation, except as would not have a Company Material Adverse Effect

          (f)    The Company has not received notice of, nor is there pending or, to the knowledge of the Company, threatened against the Company, any Environmental Claim arising out of the operation of the business of the Company. To the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may give rise to any common law or legal liability under any Environmental Law.

          (g)   The Company has not disposed of, transported or arranged for the disposal or transportation of any Hazardous Substance at or to any facility with respect to which the Company will be liable for undertaking or paying for any environmental investigation or any other action to respond to the release or threatened release of any Hazardous Substance or will be required to pay natural resource damages. The Company has provided the Parent or its representatives with copies of all (i) Environmental Permits, (ii) notices, demands, claims or actions pursuant to any Environmental Law, and (iii) reports, data or other documentation in the Company's possession or control related to all investigations, audits or assessments of environmental conditions at property owned, operated or leased by the Company and the Company's compliance with Environmental Law.

        5.27    Brokerage.    There is no basis for any valid claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company.

        5.28    Illegal or Unauthorized Payments; Political Contributions.    Neither the Company nor, to the knowledge of the Company, any of the officers, directors, employees, agents or other representatives of the Company has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

        5.29    Bank Accounts.    Schedule 5.29 of the Company Disclosure Schedule sets forth a true and complete list of all bank accounts of the Company and the names of the signatories on such accounts.

        5.30    Voting Agreement.    Attached hereto as Exhibit D is a true and correct copy of a Voting Agreement signed by each of ABS Investors L.L.C., ABS Ventures LAA, L.L.C., Institutional Venture Partners VIII, IVM Investment Fund VIII, LLC, Dr. Michael Lesh, NEA Ventures 2000, L.P. and New Enterprise Associates 9 Limited Partnership whereby each of the foregoing agrees to vote their shares of capital stock of the Company in favor of the Merger and adoption of this Agreement and grants to Parent a proxy to vote the shares of any of the foregoing in such fashion in the event that any of the foregoing fail to do so. Such Voting Agreement has been duly executed by each of the parties thereto and constitutes each such party's valid and binding obligation, enforceable against each such party in accordance with its terms.

        5.31    Hart-Scott-Rodino Matters.

          (a)   None of the shareholders of the Company (i) holds 50% or more, as determined under Rule 801.l(c) promulgated under the HSR Act, of the outstanding voting securities of the Company or (ii) has the contractual power presently to designate 50% or more of the directors of the Company. The Company is its own ultimate parent entity (as defined in Rule 801.1(a)(3) promulgated under the HSR Act) and is the acquired person within the meaning of Rule 801.2(b) promulgated under the HSR Act.

          (b)   As of the date of the last regularly prepared balance sheet of the Company (prepared in accordance the applicable provisions of the HSR Act, including the rules promulgated thereunder), the Company has assets of less than $10,000,000 (as determined in accordance the applicable provisions of the HSR Act, including the rules promulgated thereunder). As of the date of the last regularly prepared annual statement of income and expense (prepared in accordance the applicable provisions of the HSR Act, including the rules promulgated thereunder), the Company has annual net sales of less than $10,000,000 (as determined in accordance the applicable provisions of the HSR Act, including the rules promulgated thereunder).

        5.32    Representations Complete.    None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made in any exhibits or schedules hereto or in certificate to be furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The information furnished on or in any documents mailed, delivered or otherwise furnished to the shareholders of the Company in connection with their approval of this Merger and this Agreement and the transactions contemplated hereby did not, and will not, contain any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

        The Parent hereby represents and warrants to the Company as follows:

        6.1    Corporate Organization.    As of the date of this Agreement, the Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Parent Organizational Documents have been furnished to the Company or its representatives, and such copies are accurate and complete.

        6.2    Authorization and Validity of Agreement.    The Parent has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Parent of this Agreement and the performance of the Parent's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors, and no other corporate proceedings on the port of the Parent or its stockholders are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Parent and constitutes the Parent's valid and binding obligation, enforceable against the Parent in accordance with its terms.

        6.3    No Conflict or Violation.    The execution, delivery and performance by the Parent of this Agreement does not and will not violate or conflict with any provision of the Parent Organizational Documents and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Parent is a party or by which it is bound or to which any of its properties or assets is subject.

        6.4    Consents Land Approvals.    The execution, delivery and performance of this Agreement by the Parent does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

        6.5    Capital Stock and Related Matters.    As of the date hereof, the authorized capital stock of the Parent consists of (i) 10,000,000 shares of the Parent Class A Common Stock, of which 2,491,610 shares are issued and outstanding, and 200,000 shares of the Parent Class B Common Stock, of which no shares are issued and outstanding, (ii) 1,750,000 shares of the Parent Preferred Stock, 1,600,000 of which has been designated as Series A Preferred Stock of the Parent with 1,482,423 shares of such Series A Preferred Stock issued and outstanding, and 150,000 of which has been designated as Series B Preferred Stock of the Parent with 149,002 shares of such Series B Preferred Stock issued and outstanding, and (iii) 50,000 shares of

Undesignated Stock. After the date hereof and prior to the Closing the Parent may (i) authorize additional amounts or classes of capital stock, and (ii) issue additional shares of Parent Common Stock and/or Parent Preferred Stock to one or more of its Affiliates. The outstanding shares of the Parent Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date hereof, except as set forth above or on Schedule 6.5 of the Parent Disclosure Schedule, (i) no shares of capital stock of the Parent are outstanding, (ii) the Parent does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock, and (iii) the Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire or to register under the Securities Act, any shares of capital stock. The Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Parent on any matter.

        6.6    Subsidiaries and Equity Investments.    Except for the Merger Sub, and except as provided in this Agreement or as set forth on Schedule 6.6 of the Parent Disclosure Schedule, the Parent has (i) no Subsidiaries, and (ii) no direct or indirect equity interest or investment in any Person, or the right to acquire any such interest or investment.

        6.7    Financing.    The Parent wilt have as of the Effective Time sufficient cash to permit the payment of the Merger Consideration to holders of Outstanding Shares and Vested Options in accordance with the terms hereof. The Parent will have as of the date each Contingent Payment is due sufficient cash to permit the Surviving Corporation to make payment of such Contingent Payment.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

        The Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        7.1    Corporate Organization.    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

        7.2    Authorization and Validity of Agreement.    Merger Sub has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Merger Sub of this Agreement and the performance of Merger Sub's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors and stockholder of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize such execution, delivery and performance. This

Agreement has been duly executed by Merger Sub and constitutes Merger Sub's valid and binding obligation, enforceable against Merger Sub in accordance with its terms.

        7.3    No Conflict or Violation.    The execution, delivery and performance by Merger Sub of this Agreement does not and will not violate or conflict with any provision of the Articles of Incorporation or Bylaws of Merger Sub and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject.

        7.4    Consents and Approvals.    The execution, delivery and performance of this Agreement by Merger Sub does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Merger Sub to consummate the transactions contemplated hereby.

        7.5    Capitalization of Merger Sub.    The authorized stock of Merger Sub consists of 1000 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding stock of Merger Sub is, and at the Effective Time will be, owned by the Parent, and there are (i) no other shares of stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS OF THE COMPANY

        The Company hereby covenants as follows:

        8.1    Conduct of Business Before the Closing Date.

          (a)   Without the prior written consent of the Parent, which consent will not be unreasonably withheld or delayed, between the date hereof and the Closing Date, the Company shall not, except as required or expressly permitted or contemplated pursuant to the terms hereof:

              (i)  make any material change in the conduct of the business of the Company or enter into any transaction other than in the ordinary course of business consistent with past practices;

             (ii)  make any change in the Company Organizational Documents;

            (iii)  issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of the Company, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, other than upon exercise of Company Options or Company Warrants or pursuant to repurchases of shares in connection with the termination of employees, consultants, directors or advisors;

            (iv)  make any sale, assignment, transfer, abandonment or other conveyance of the assets, properties or rights of the Company or any part thereof, other than in the ordinary course of business consistent with past practices;

             (v)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

            (vi)  subject any of the assets, properties or rights of the Company, or any part thereof, to any Lien or suffer such to exist, other than Liens for taxes not yet due;

           (vii)  redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or declare, set aside or pay any dividends or other distribution in respect of such shares;

          (viii)  acquire any assets, raw materials or properties other than in the ordinary course of business consistent with past practice;

            (ix)  (A) enter into any new employee benefit plan, program or arrangement or any new employment, severance or consulting agreement, (B) grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice, (C) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant, or (D) except as required by existing contractual commitments or applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

             (x)  make or commit to make any capital expenditure in excess of $50,000;

            (xi)  pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

           (xii)  fail to keep in full force and effect insurance comparable in amount end scope to coverage maintained;

          (xiii)  make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

          (xiv)  make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Company;

           (xv)  enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

          (xvi)  enter into any transaction or series of transactions, or take any position on any Tax Return, that would have the effect of increasing the Company's Tax liability for any Tax period or portion thereof ending after the Closing Date except as may be required by applicable law;

         (xvii)  settle, release or forgive any claim or litigation or waive any right thereto;

        (xviii)  make, enter into, modify, amend in any material respect or terminate any contract, bid or expenditure, where such contract, bid or expenditure is for (A) a contract entailing payments in excess of $50,000 or (B) a contract having a term in excess of twelve months;

          (xix)  incur any indebtedness other than in the ordinary course consistent with past practice; provided, however, that under no circumstances shall the Company incur any indebtedness, in the aggregate, in excess of $50,000 other than indebtedness attributable to advances or loans made by Parent after the dare hereof;

           (xx)  take any other action that would cause any of the representations and warranties made pursuant to Article V not to remain true and correct in all material respects, or in the case of representations and warranties that are qualified by Company Material Adverse Effect, in all respects;

          (xxi)  incur any expenses, other than expenses which are incurred in the ordinary course of business consistent with the practices of the Company; or

         (xxii)  commit to do any of the foregoing.

          (b)   From and after the date hereof and until the Closing Date, the Company stall, unless Parent consents to the Company refraining from taking the action described below which such consent will not be unreasonably withheld or delayed:

              (i)  continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

             (ii)  file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

            (iii)  continue to conduct its business in the ordinary course consistent with past practice;

            (iv)  promptly report to Parent any and all incidents or events which could reasonably be expected to lead to an Adverse Event Report Form and promptly furnish to Parent any Adverse Event Report Form that is established after the date hereof;

             (v)  keep its books of account, files and records to the ordinary course and in accordance with existing practice; and

            (vi)  use its commercially reasonable efforts to preserve intact its operations, organization and reputation, keep available the services of the its present officers and Key Employees and preserve the goodwill and business relationships of its suppliers and customers.

        8.2    Consents and Approvals.    The Company shall (a) use its reasonable best efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Company of this Agreement, and (b) diligently assist and cooperate with the Parent and Merger Sub in preparing and filing all documents required to be submitted by the Parent and Merger Sub to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Parent and Merger Sub in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Parent and Merger Sub all information concerning the Company that counsel to the Parent determines is required to be included in such documents).

        8.3    Access to Properties and Records.    The Company shall afford to the Parent, and to the accountants, counsel and representatives of the Parent, reasonable access (subject to restrictions imposed by law) during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article XIV) to all personnel, properties, books, contracts, commitments and files and records (including, but not limited to, Tax Returns, correspondence with accountants) and all other records or work papers relating to Taxes and Tax Returns of the Company and, during such period, shall furnish promptly to the

Parent all other information concerning the Company and its properties and personnel as the Parent may reasonably request, provided that no investigation or receipt of information pursuant to this Section 8.3 shall qualify any representation or warranty of the Company or the conditions to the obligations of the Parent and Merger Sub.

        8.4    No Negotiations.    From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XIV, the Company shall not, and shall not permit or cause any of the officers, directors or other Affiliates of the Company, or any Persons acting on behalf of the Company or its Affiliates to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Parent or its representatives) concerning any merger, sale of assets, purchase or sale of shares of capital stock or similar transaction involving the Company or any other transaction that (i) could reasonably be expected to impede or interfere with the transactions contemplated hereby, (ii) could reasonably be expected to materially dilute the benefits to Parent of the transactions contemplated hereby, (iii) could reasonably be expected to delay the consummation of the transactions contemplated hereby or (iv) or that is otherwise inconsistent with the transactions contemplated hereby or propose to enter into or agree to endorse any such transaction. The Company shall promptly communicate to the Parent any inquiries or communications concerning any such transaction which the Company may receive or of which the Company may become aware. Upon execution of this Agreement, the Company will immediately terminate all discussions with any Person (other than the Parent and Merger Sub) concerning any such transaction, and will request that such Person promptly return any confidential information furnished by the Company in connection therewith. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Person (other than the Parent and Merger Sub), and will enforce all such agreements in accordance with their terms.

        8.5    Benefit Plans.

          (a)   Parent reserves the right to request in writing that the Company cease contributions to and/or terminate one or more of the Company's Plans prior to the Closing Date and upon the receipt of such a request, Company shall promptly cease making contributions and/or terminate the Plan that is the subject of such request.

          (b)   Notwithstanding Section 8.5(a) above, the Company and any other Affiliated Organization shall cease contributions to and terminate each Plan qualified under Code Section 401(k) (the "Company 401(k) Plan") and shall (i) adopt written resolutions, the form and substance of which shall be satisfactory to Parent, to terminate such Company 401(k) Plan and to fully (100%) vest all participants under said Company 401(k) Plan, such termination and vesting to be effective no later than the third business day preceding the Closing Date; provided, however, that such Company 40l(k) Plan termination may be made contingent upon the consummation of the Merger, (ii) deliver, prior to the Closing Date, notice of the Company 401(k) Plan termination to any trustees and custodians of the Company 401(k) Plan and/or its assets. As soon as practicable after the Closing Date, Parent will cause the Surviving Corporation to prepare IRS Form 5310, with full disclosure of the stock purchase and the fact that Company employees participating in the Company 401(k) Plan as of the Closing Date shall become participants in the Parent's

  401(k) Plan as soon as administratively feasible following the Closing Date. Parent reserves the right to suspend the distribution of benefits from the Company 401(k) Plan to participants who are employees of the Surviving Corporation until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of such Plan and the completion of final testing and record keeping for such Plan.

        8.6    Clinical Data.    Through the Closing Date, Company shall (i) make available to Parent all Company Patient Files with respect to all patients who have undergone the PLAATO procedure in countries other than the United States and (ii) provide to Parent, no less often than weekly, the case report forms and case summaries which are included in such Company Patient Files. Such Company Patient Files shall be made available to Parent at the time such Company Patient Files are provided to or prepared by the Company.

        8.7    Reasonable Best Efforts.    Through the Closing Date, upon the terms and subject to the conditions of this Agreement, the Company shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law and this Agreement to consummate and make effective in the most expeditious manner practicable the Merger.

        8.8    Notice of Breach.    Through the Closing Date, the Company shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

ARTICLE IX

COVENANTS OF THE PARENT AND MERGER SUB

        9.1    Conduct of Business Before the Closing Date.    Neither the Parent nor Merger Sub shall take any action prior to the Closing Date that would cause any of the representations and warranties made pursuant to Article VI or VII not to remain true and correct in all material respects.

        9.2    Reasonable Best Efforts.    Through the Closing Date, upon the terms and subject to the conditions of this Agreement, the Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law and this Agreement to consummate and make effective in the most expeditious manner practicable the Merger.

        9.3    Indemnification.    The Parent agrees, for a period of six years following the Effective Time, to cause the Surviving Corporation to keep in effect and not to amend the indemnification provisions set forth in the Articles of Incorporation of the Surviving Corporation provided for in Section 3.1 or By-laws of the Surviving Corporation provided for in Section 3.2 in a manner that would adversely affect the rights of the Company's officers, directors and employees (the "Indemnified Parties") to indemnification thereunder and agrees to cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by law; provided, however, that nothing in this Section 9.3 shall prevent the Parent from effecting any merger, reorganization or consolidation of the Surviving Corporation, provided that, the Parent agrees to satisfy any amounts that would have been payable by the Surviving Corporation (or any successor) and that were not otherwise paid pursuant to the indemnification provisions set forth in the Articles of Incorporation or By-laws of the Surviving Corporation for a period commencing at the Effective Time and continuing six years thereafter.

        9.4    Directors' and Officers' Insurance.    Until the sixth anniversary of the Effective Time, the Parent and Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance with respect to claims arising from facts or events that occurred on or prior to the Effective Time, covering the Company's directors and officers serving as of the date of this Agreement and no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time so long as such coverage can be obtained and maintained at a commercially reasonable cost.

        9.5    Employee Retention.    Prior to the Effective Time, the Company shall negotiate in good faith to enter into employment agreements in form and substance satisfactory to the Parent with each of the individuals set forth on Schedule 9.5 (the "Key Employees"), it being understood that the economic terms and conditions of each employment agreement will be substantially similar to or better than the compensation currently being paid to the individual that is the party to each such agreement.

        9.6    Funding of the Surviving Corporation.    Notwithstanding any other provision in the Agreement to the contrary, from and after the Closing, the Parent's obligation to provide funding for the Surviving Corporation, including without limitation funding to pursue achievement of any of the Milestones, shall be at the Parent's sole discretion, to be exercised in good faith.

ARTICLE X

ADDITIONAL COVENANTS OF THE PARTIES

        10.1    Assistance in Consummation of the Merger.    Each of the Parties shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. The Parent shall cause Merger Sub to perform all of its obligations in connection with this Agreement.

ARTICLE XI

MUTUAL CONDITIONS

        The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

        11.1    No Injunction or Action.    No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and the Parent shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

        11.2    Governmental Approvals.    All consents of any Governmental Entity required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by the Parent and the Company.

ARTICLE XII

CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY

        The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

        12.1    Representations and Warranties of the Parent and Merger Sub.    All representations and warranties made by the Parent and Merger Sub in this Agreement shall be true and correct in all material respects both when made and on and as of the Closing Date as if again made by the Parent and Merger Sub on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date), and the Company shall have received a certificate to that effect dated the Closing Date and signed by any executive officer of the Parent and Merger Sub.

        12.2    Performance of the Obligations of the Parent and Merger Sub.    The Parent and Merger Sub shall have performed in all material respects all obligations required under this Agreement to be performed by the Parent and Merger Sub on or before the Closing Date, and the Company shall have received a certificate to that effect dated the Closing Date and signed by any executive officer of the Parent and Merger Sub.

        12.3    Consents and Approvals.    All consents, waivers, authorizations and approvals of any Person required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 12.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

        12.4    Other Closing Documents.    The Company shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as are specified on Schedule 12.4.

        12.5    Escrow Agreement.    The Parent shall have executed and delivered to the Escrow Agent, the Company and the Shareholders' Agent the Escrow Agreement.

ARTICLE XIII

CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB

        The obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Parent and Merger Sub in their sole discretion:

        13.1    Representations and Warranties of the Company.    All representations and warranties made by the Company in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct and all other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects both when made and on and as of the Closing Date as if again made by the Company, on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date), and the Parent shall have received a certificate to that effect dated the Closing Date and signed by any executive officer of the Company.

        13.2    Performance of the Obligations of the Company.    The Company shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Parent shall have received a certificate to that effect dated the Closing Date and signed by any executive officer of the Company.

        13.3    Consents and Approvals.    All consents, waivers, authorizations and approvals of any Person, required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 13.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

        13.4    Company Shareholder Approval.    The Parent shall have received satisfactory evidence that the Company Shareholder Approval has been duly and validly obtained.

        13.5    No Company Material Adverse Change.    During the period from the date hereof to the Closing Date, there shall not have occurred any Company Material Adverse Effect.

        13.6    Non-Competition and Non-Solicitation Agreements.    The parties listed on Schedule 13.6A shall have entered into a non-competition and non-solicitation agreement substantially in the form of Exhibit Eland the parties listed on Schedule 13.6B shall have entered into a non-solicitation agreement substantially in the form of Exhibit E2.

        13.7    Releases by Directors and Officers.    There shall have been delivered to the Parent releases, substantially in the form of Exhibit F, by the executive officers and directors of the Company of all claims against the Company except for compensation and expenses payable to such officers and directors up to the Closing Date for the then current pay period, with any such releases to be executed by individuals who are 40 years old or older to be executed no later than eight days prior to the Closing Date.

        13.8    Opinion of Counsel to the Company.    The Parent shall have received the opinion of Heller Ehrman White & McAuliffe, counsel to the Company, dated the Closing Date, substantially in the form of Exhibit G.

        13.9    Other Closing Documents.    The Parent shall have received such other customary certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as are specified on Schedule 13.9.

        13.10    Appraisal Rights.    Holders of an aggregate of no greater than 1% of the total outstanding shares of Company Common Stock and Company Preferred Stock shall have exercised their appraisal rights in the Merger in accordance with the CCC.

        13.11    Conversion of Company Preferred Stock.    All outstanding shares of the Company Preferred Stock shall have converted into Company Common Stock immediately prior to the Effective Time.

        13.12    Cancellation of Company Warrants.    All Company Warrants shall have been cancelled.

        13.13    Escrow Agreement.    The Company and the Shareholders' Agent shall have executed and delivered to the Parent and the Escrow Agent the Escrow Agreement.

        13.14    Intentionally Omitted.

        13.15    Termination of Benefit Plans.    Parent shall have received from the Company evidence of the termination of (i) the Company 401(k) Plan and (ii) any other benefit plans that Parent requests be terminated prior to the Closing pursuant to Section 8.5 hereof.

        13.16    Termination of Shareholder Agreements.    All agreements whereby a shareholder of the Company has agreed to certain restrictions, including without limitations restrictions relating to voting agreements and rights of first refusal, with respect to some or all of their shares of capital stock of the Company shall have been terminated and Parent shall have received evidence of the same.

        13.17    Termination of Option on Septal Closure Technology.    The option granted by the Company to Dr. Michael Lesh under Section 8 of the Transition Agreement dated January 1, 2002 between the Company and Dr. Michael Lesh shall have been terminated and Dr. Michael Lesh shall (i) have waived all of his rights with respect to such option, and (ii) waived all of his rights with respect to any Intellectual Property relating to all products under development by the Company, including but not limited to, PLAATO with such waivers taking the form of Exhibit H hereto.

        13.18    Shareholders' Agent Agreement.    The Parent shall have received a Shareholders' Agent Agreement in form and substance reasonably satisfactory to the Parent that is signed by each holder of a Company Share or a Vested Option whereby, inter alia, each such holder expressly consents to the appointment of the Shareholders' Agent as such holder's authorized agent as contemplated by Section 15.5.

        13.19    Shareholder List.    The Parent shall have received (A) a list of all holders of record of shares of capital stock of the Company or Vested Options as of the time immediately prior to the Closing which list shall be certified by an executive officer of the Company and show (i) each such holder's name, address, and tax identification number, (ii) the number of shares of Common Stock owned by each such holder; (iii) the number of shares of Appriva Common Stock subject to Vested Options and the related exercise price of such Vested Option; (iv) the number of shares of Company Preferred Stock previously held by each such holder that have been converted into shares of Company Common Stock but the certificates for which have not been submitted to the Company for exchange and (v) such other information as may be necessary to allow for Parent to make arrangement with the Exchange Agent to pay Company Shareholders and holders of Vested Option the consideration contemplated in Article IV hereof and (B) a list of all holders of Unvested Options as of the time immediately prior to the Closing which list shall be certified by an executive officer of the Company and show (i) each such holder's name, address, and tax identification number;

(ii) the number of shares of Common Stock owned by each such holder; (iii) the number of shares of Appriva Common Stock subject to Vested Options and the related exercise price of such Vested Option

        13.20    European Data Collection.    The Company shall have provided, to the Parent's satisfaction, all the data required by Section 8.6 and such data shall be satisfactory to Parent in its sole discretion.

ARTICLE XIV

TERMINATION

        14.1    Conditions of Termination.    Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

          (a)   By mutual consent of the Company and the Parent;

          (b)   By the Parent if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement and has in the case of any covenant or agreement, not cured such breach within ten (10) business days after written notice to the Company (provided, that the Parent and Merger Sub are not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured, including without limitation a breach of the provisions of Section 8.4) such that the conditions set forth in Section 13.1 or Section 13.2, as the case may be, will not be satisfied;

          (c)   By the Company if the Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement and in the case of any covenant or agreement, has not cured such breach within ten (10) business days after written notice to the Parent (provided, that the Company is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 12.1 or Section 12.2, as the case may be, will not be satisfied;

          (d)   By the Company or the Parent if: (i) there shall be an order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

          (e)   By the Company or the Parent if the Closing shall not have been consummated by August 31, 2002, provided that the right to terminate this Agreement under this Section 14.l(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

        14.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 14.1, there shall be no liability or obligation on the part of the Company, the Parent or Merger Sub, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the party who breached shall be fully liable for such breach and provided that the provisions of Articles XIV, XV and XVI shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XV

CLAIMS AGAINST THE CONTINGENT OBLIGATIONS OF PARENT;
SHAREHOLDERS' AGENT

        15.1    Survival.

          (a)   Each of the representations and warranties set forth in this Agreement (other than the representations contained in Section 5.1 (Corporate Organization), Section 5.3 (Authorization), Section 5.6 (Capital Stock), Section 5.9(a) (Absence of Certain Changes or Events), Section 5.10 (Taxes), Section 5.14 (Assets of the Company), Section 5.15 (Intellectual Property), Section 5.20 (Employee Plans) and Section 5.26 (Environmental Matters)) shall survive the Closing for eighteen (18) months. No claim, lawsuit or other proceeding arising out of or related to the breach of any representation or warranty contained in this Agreement (other than the representations contained in Sections 5.1, 5.3, 5.6, 5.9(a), 5.10, 5.14, 5.15, 5.20 and 5.26) may be made by any Party unless notice of such claim, lawsuit or other proceeding is given to the other Parties, and the Shareholders' Agent in accordance with Section 15.3, prior to the date that is eighteen (18) months from the Closing Date. The representations contained in Sections 5.10, 5.20 and 5.26 shall survive until the date that is thirty (30) days after the date on which the applicable statutes of limitation expire for such matters, and the representations contained in Sections 5.1, 5.3, 5.6, 5.9(a), 5.14, and 5.31 shall survive until the earlier of (i) July 1, 2009 or (ii) the first date on which all Milestones have been achieved, and the representations contained in Sections 5.15 shall survive until the IP Representation Expiry Date.

          (b)   Notwithstanding anything herein to the contrary, the rights and remedies under this Article XV with respect to any claim, lawsuit or other proceeding (including without limitation recovery of Damages in respect thereof) for which notice has been given hereunder within the survival periods provided in Section 15.1(a) shall survive until such claim, lawsuit or other proceeding has been fully resolved without right to appeal.

        15.2    Claims.

          (a)   Notwithstanding the Closing and regardless of any investigation at any time made by or on behalf of the Parent or of any knowledge or information that the Parent may have, from and after the Closing, the Parent, any Affiliate of the Parent and their respective directors, officers, agents and employees (the "Parent Indemnitees") shall be entitled to make a claim against the Escrow Funds as is provided in Section 4.6(a) and to offset against, and otherwise make a claim against, the Contingent Payment Obligations the amount of any liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, amounts paid in settlement, deficiencies, interest accruing at the Applicable Rate from the date that the event giving rise to Parent Indemnitee's indemnification right occurs through the date on which Parent Indemnitee receives all indemnification amounts due hereunder with respect to such event, penalties, impositions, assessments or fines incurred (collectively, "Damages") arising from or in connection with (i) any untruth or inaccuracy in any representation or certification or the breach of any warranty of the Company under this Agreement or in any certificate delivered to the Parent in connection with the Closing, including without limitation any untruth or inaccuracy contained in the certified shareholder and option holders lists referred to in Section 13.19 hereof, (ii) the failure of the Company to duly and timely perform or observe any term, provision, covenant or agreement to be performed or observed by the Company pursuant to this Agreement prior to the Closing, (iii) any facts or circumstances discovered by the Parent after the calculation of the Cash Shortfall Amount and the Initial Per Share Amount has been agreed upon under Section 4.4 that, had such facts or circumstances been know by the Parent prior to its calculation, would have resulted in a lower Cash Shortfall Amount and Initial Per Share Amount or (iv) any claim by a Company Shareholder for payment of Merger Consideration so long as the Surviving Corporation has paid, or caused to be paid, the Merger Consideration due such Shareholder pursuant to the terms of the applicable Payment Schedule(s) and the other terms of this Agreement (specifically excluding the provisions of Schedule 4.1(b)) (clauses (i) - (iv) are collectively referred to as the "Reimbursable Events").

          (b)   Notwithstanding anything herein to the contrary, for purposes of calculating the amount of any Damages incurred in connection with any such untruth, inaccuracy, breach or nonfulfillment, any and all references to material or Company Material Adverse Effect shall be disregarded.

          (c)   Notwithstanding anything herein to the contrary, no claims by the Parent shall be asserted pursuant to clause (i) of Section 15.2(a) with respect to any representation or warranty made without actual knowledge or notice of falsity unless and until the aggregate amount of Damages that would otherwise be payable exceeds $100,000 (the "Tipping Basket Amount"), it being understood that once such amount is exceeded, the Parent shall be entitled to receive the aggregate of all such claims from the first dollar of Damages; provided however, that any Damages resulting from a breach of any of the representations contained in Sections 5.10 or 5.11 shall be fully recoverable by the Parent without regard to the Tipping Basket Amount.

          (d)   Notwithstanding anything herein to the contrary, absent fraud, the maximum aggregate liability under clauses (i) and (ii) of Section 15.2(a) shall not exceed the sum of the maximum Contingent Payment Obligations, and, absent fraud, the only available recourse for the Parent Indemnitees under clauses (i) and (ii) of Section 15.2(a) shall be against the Contingent Payment Obligations and the Escrow Amount.

        15.3    Procedures.

          (a)   If a Parent Indemnitee asserts that it has a claim for Damages under this Article XV, or if a Parent Indemnitee receives notice that any suit, action, investigation, claim or proceeding (each, a "Proceeding") is begun, made or instituted which might give rise to a claim for Damages, such the Parent Indemnitee shall give prompt written notice to the Shareholders' Agent provided, however, that failure to give such notice shall not affect the Parent Indemnitee's rights provided hereunder unless, and then solely to the extent that, the Company Shareholders are materially prejudiced as a result of such failure. The Shareholders' Agent may (with the consent of the Parent Indemnitee) defend, contest or otherwise protect the Parent Indemnitee against any such Proceeding at its sole cost and expense. If the Shareholders' Agent does not exercise such right, or the Parent Indemnitee does not consent thereto, the Parent Indemnitee shall participate in the defense thereof by counsel of the Parent Indemnitee's choice and the Parent Indemnitee shall be entitled to recover the entire cost thereof, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding and all of such amounts shall be treated as "Damages" pursuant to Section 15.2 and pursuant to all limitations set forth in Section 15.2. If the Shareholders' Agent assumes the defense of any Proceeding, (i) no compromise or settlement of such claims may be effected without the Parent's consent, which shall not be unreasonably withheld, unless (x) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the Parent Indemnitee and (y) the sole relief provided is monetary damages that are paid in full by the Company Shareholders; and (ii) the Parent Indemnitees will have no liability with respect to any compromise or settlement of such claims effected without the Parent's consent.

          (b)   The Shareholders' Agent may dispute a claim by the Parent for Damages under this Article XV by providing written notice to the Parent within 30 days after the Shareholders' Agent receives written notice of such claim from the Parent. In such event, the Parent and Shareholders' Agent shall negotiate in good faith to resolve such dispute for a period of 60 days. If the Parent and the Shareholders' Agent cannot resolve such dispute within such time period, either party may demand arbitration. Any such arbitration will be conducted in the state of Minnesota under the rules in effect of the American Arbitration Association. The Parent and the Surviving Corporation shall be allowed to withhold from any Contingent Payment Obligation the amount of any claim for Damages that is being disputed until such claim is resolved, provided that such amount is placed in a segregated, interest-bearing account during such period.

          (c)   Notwithstanding the provisions of Sections 15.3(a) and 15.3(b) to the contrary, if a Parent Indemnitee asserts a claim for Damages against the Escrow Funds, the method of asserting, and payment of, such an indemnification claim shall be governed by the terms of the Escrow Agreement, provided that such amount is placed in a segregated, interest-bearing account during such period.

        15.4    Exclusive Remedies.    The Parties agree that, absent fraud, the remedies provided in this Article XV shall be the sole and exclusive remedies which the Parent Indemnities shall have from and after the Effective Time for any breach of the representations, warranties and covenants contained in this Agreement.

        15.5    Shareholders' Agent.    By approving the Merger and adopting and approving this Agreement, each shareholder of the Company has designated, and approved the designation of, Michael Lesh, M.D. and Erik van der Burg to jointly act as the agent for all shareholders of the Company and holders of Vested Options (the "Shareholders' Agent") and as the attorney in fact and agent for and on behalf of the company shareholders and holders of Vested Options with respect to the taking any an all actions and the making of any decisions required or permitted to be taken by the Shareholders' Agent under this Agreement and the Escrow Agreement, including without limitation the power to (i) arbitrate, resolve, settle or compromise any dispute regarding indemnification claims or matters arising out of the calculation of the Cash Shortfall Amount and the Initial Per Share Amount and (ii) take all actions necessary in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Each shareholder of the Company and each holder of Vested Options will be bound by all actions taken and all documents executed by the Shareholders' Agent in connection with any of the foregoing matters. In performing the functions specified in this Agreement, the Shareholders' Agent will not be liable to any shareholder of the Company or holder of Vested Options in the absence of fraud or willful misconduct on the part of the Shareholders' Agent. If the Shareholders' Agent shall resign or become unable to fulfill his or her duties as such, then the Person with the then largest interest in the Contingent Payment Obligations who is willing to appoint a new Shareholders' Agent shall be entitled to make such appointment. Expenses of the Shareholders' Agent shall be the obligation of the holders of the Company Shares, provided, however, that the Surviving Corporation will, until the earlier of (i) the achievement of Milestone #1, or (ii) January 1, 2004, pay on such holders' behalf (up to a maximum of $250,000) to the Shareholders' Agent the actual, reasonable fees of such Shareholders' Agent as such fees are incurred, provided, further, that the Surviving Corporation shall be entitled to deduct any such advanced fees from any Contingent Payment due after the date of any such advance.

        15.6    Survival.    This Article XV shall survive the Closing and the consummation of the Merger.

ARTICLE XVI

MISCELLANEOUS

        16.1    Successors and Assigns.    Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however that Parent may assign its rights to any Affiliate of Parent so long as Parent (or any successor to Parent) remains responsible for its obligations hereunder, provided, further, that nothing contained herein shall prevent the Surviving Corporation from selling, transferring or conveying some or all of the assets of the Company (which become the assets of the Surviving Corporation as of the Effective Time) so long as such sale, transfer or conveyance is made by the Surviving Corporation in good faith. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

        16.2    Governing Law, Jurisdiction.    This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the exclusive jurisdiction of, the federal and state courts of the State of Delaware.

        16.3    Expenses.    All Transaction Expenses shall be paid by the party incurring such fees, expenses and costs; provided, however, that each party will be responsible for paying 50% of the filing fee required under the HSR Act if such filing is required.

        16.4    Broker's and Finder's Fees.    The Parent and Merger Sub each represent and warrant that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. The Company represents and warrants that, except as set forth on Schedule 5.27 of the Company Disclosure Schedule, neither it nor any Person on its behalf has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement.

        16.5    Severability.    In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

        16.6    Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

  If to the Company:

  APPRIVA Medical, Inc.
  777 North Pastoria Avenue
  Sunnyvale, CA
  Attention:
  Facsimile:

  Copy to:

  Heller Ehrman White & McAuliffe
  275 Middlefield Road
  Menlo Park, CA 94025

  Attention: Peter N. Townshend
  Facsimile: (650) 324-0638

  If to the Parent or Merger Sub:

  Microvena Corporation
  1861 Buerkle Road,
  White Bear Lake, MN 55110-5246
  Attention: Paul Buckman, President and Chief Executive Officer
  Facsimile: (651) 777-4962

  and

  Microvena Corporation
  1861 Buerkle Road,
  White Bear Lake, MN 55110-5246
  Attention: Cecily Hines, Vice President and General Counsel
  Facsimile: (651) 777-4962

  Copy to:

  Oppenheimer Wolff & Donnelly LLP
  Plaza VII, 45 South Seventh Street, Suite 3300
  Minneapolis, MN 55402-1609
  Attention: D. William Kaufman, Esq. and Kevin Klemz, Esq.
  Facsimile: (612)607-7100

  and

  Willkie Farr & Gallagher
  787 Seventh Avenue
  New York, NY 10019
  Attention: Steven J. Gartner, Esq.
  Facsimile: (212) 728-8111

  If to Shareholders' Agent:

  Erik van der Burg
  587 Dawn Drive
  Sunnyvale, CA 94087

  and

  Michael Lesh, M.D.
  301 Monte Vista
  Mill Valley, CA 94941

  Copy to:

  Heller Ehrman White & McAuliffe
  275 Middlefield Road
  Menlo Park, CA 94025
  Attention: Peter N. Townshend
  Facsimile: (650) 324-0638

        Any party may change its address for the purpose of this Section by giving the other parties written notice of its new address in the manner set forth above.

        16.7    Amendments; Waivers.    This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

        16.8    Public Announcements.    No Party shall make any press release or public announcement concerning this transaction without the prior written approval of the Parent and the Company.

        16.9    Entire Agreement.    This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions, other than the Letter of Intent, dated March 15, 2002, as amended. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

        16.10    Parties in Interest.    Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than (a) parties hereto and their respective successors and permitted assigns and (b) as to Section 9.3 only, the Indemnified Parties. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or the Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or the Parent.

        16.11    Scheduled Disclosures.    Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

        16.12    Section and Paragraph Headings.    The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        16.13    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

61

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

APPRIVA MEDICAL, INC.		MICROVENA CORPORATION

By:	/s/ MICHAEL D. LESH	By:	/s/ PAUL BUCKMAN
Its:	CEO	Its:	President/CEO

APPRIVA ACQUISITION CORP.

By:	/s/ PAUL BUCKMAN
Its:

        The Investors hereby guarantee the obligations of Parent to make the Contingent Payments in accordance with the terms of this Agreement.

WARBURG, PINCUS EQUITY PARTNERS, L.P.
By:	Warburg, Pincus & Co., General Partner

	By:	/s/ ELIZABETH H. WEATHERMAN Name: Elizabeth H. Weatherman Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.
By:	Warburg, Pincus & Co., General Partner

	By:	/s/ ELIZABETH H. WEATHERMAN Name: Elizabeth H. Weatherman Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.
By:	Warburg, Pincus & Co., General Partner

	By:	/s/ ELIZABETH H. WEATHERMAN Name: Elizabeth H. Weatherman Title: Partner

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.
By:	Warburg, Pincus & Co., General Partner

	By:	/s/ ELIZABETH H. WEATHERMAN Name: Elizabeth H. Weatherman Title: Partner

VERTICAL FUND I, L.P.

VERTICAL FUND I, L.P.
By:	Vertical Group, L.P., its General Partner

	By:	/s/ RICHARD B. EMMITT Name: Richard B. Emmitt Title: General Partner

VERTICAL FUND II, L.P.
By:	Vertical Group, L.P., its General Partner

	By:	/s/ RICHARD B. EMMITT Name: Richard B. Emmitt Title: General Partner

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AGREEMENT AND PLAN OF MERGER
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AGREEMENT AND PLAN OF MERGER